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                                                                   Exhibit 10.17

                         RESTAURANT MANAGEMENT AGREEMENT

                    made as of the 7th day of September, 2000

                                     between

                    PLAZA OPERATING PARTNERS, LTD., as Owner

                                       and

                      PARADE 59 RESTAURANT, LLC, as Manager
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                                TABLE OF CONTENTS

 1. Definitions ............................................................  1
 2. Term ................................................................... 13
 3. Retention of Manager; Duties; Limitation of Authority .................. 13
 4. Operation of Managed Premises .......................................... 17
 5. Project Costs .......................................................... 17
 6. Management Fee ......................................................... 20
 7. Working Capital and Reserve Account .................................... 20
 8. Cash Flow; Acquisition of Priority Contribution ........................ 21
 9. Annual Operating Budget; Reporting; Accounting ......................... 23
10. Staff; Labor Issues .................................................... 27
11. Insurance .............................................................. 28
12. Liquor and Other Licenses .............................................. 30
13. Maintenance and Repair of Managed Premises ............................. 30
14. Loading Docks .......................................................... 35
15. Services ............................................................... 35
16. Marketing .............................................................. 37
17. Preferential Treatment of Hotel Guests; Room and Credit Charges ........ 38
18. Moviehouse Entrance; Landmarks ......................................... 39
19. Title to Managed Premises Property ..................................... 40
20. Termination Events; Events of Default; Return of Invested Capital ...... 40
21. Owner's Right to Finance ............................................... 45
22. Transactions with Affiliates ........................................... 47
23. Damage or Destruction .................................................. 48


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24. Eminent Domain ......................................................... 49
25. Manager's Obligations Personal ......................................... 50
26. Assignment by Manager; Change In Control ............................... 50
27. (a) Representations and Warranties of Manager .......................... 50
    (b) Representations and Warranties of Owner ............................ 51
28. No Partnership ......................................................... 51
29. Guaranty ............................................................... 52
30. Indemnity .............................................................. 52
31. Reimbursement .......................................................... 52
32. Previous Agreements; Amendments ........................................ 53
33. Counterparts ........................................................... 53
34. Further Assurances ..................................................... 53
35. Waiver ................................................................. 53
36. Successors and Assigns ................................................. 53
37. Limitation on Liability ................................................ 53
38. Governing Law .......................................................... 53
39. Estoppel Certificates .................................................. 54
40. Inspection Rights; Books and Records ................................... 55
41. Time of the Essence .................................................... 55
42. Confidentiality ........................................................ 55
43. Fees ................................................................... 55
44. Notices ................................................................ 56
45. Consents ............................................................... 57


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EXHIBITS

Exhibit A  Managed Premises
Exhibit B  Pro Forma Cash Flow
Exhibit C  Restaurant Concept
Exhibit D  Project Costs Budget
Exhibit E  Initial Operating Budget
Exhibit F  Memorandum of Understanding
Exhibit G  59th Street Entrance
Exhibit H  Intentionally Omitted
Exhibit I  Group Services
Exhibit J  Parent Guaranty


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

                         RESTAURANT MANAGEMENT AGREEMENT

      THIS RESTAURANT MANAGEMENT AGREEMENT dated as of the 7th day of September, 2000 between Plaza Operating Partners, Ltd., a Texas limited partnership with offices at 145 West 44th Street, New York, New York 10036-4012 ("Owner") and PARADE 59 RESTAURANT, LLC, a limited liability company with offices at 1114 First Avenue, New York, New York 10021 ("Manager").

                              W I T N E S S E T H:

      WHEREAS, Owner owns the buildings and improvements known as the Plaza Hotel located at 768 Fifth Avenue, New York, New York (the "Hotel");

      WHEREAS, Owner desires that certain space located on the ground floor and the basement of the Hotel substantially as shown on Exhibit A annexed hereto (the "Managed Premises") be used for a restaurant (the "Restaurant") and be managed and operated by Manager on terms and conditions hereinafter set forth; and

      WHEREAS, Manager, through its principals and employees, is experienced in the management and operation of restaurants, and desires to manage and operate the Managed Premises on the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Manager agree as follows:

1. Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

            "59th Street Entrance" shall have the meaning given to such term in
            Section 18(a).

            "Accounts" shall mean the Project Cost Account, the Working Capital Account, the Operating Account and the Reserve Account, collectively.

            "Additional Management Fee" shall have the meaning given to such term in Section 8.1(vi).

            "Additional Working Capital Contribution" shall have the meaning given to such term in Section 7(a).

            "Adjusted Cash Flow" shall have the meaning given to such term in
            Section 8.1.


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            "Affiliate" With reference to a specified Person, (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (ii) any Person that is an officer of; partner in, or trustee of; or serves in a similar capacity with respect to, the specified Person, or of or in which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity, (iii) any Person that, directly or indirectly, is the beneficial owner of 10% or more of any class of equity securities of the specified Person or is the beneficial owner of a 10% or more interest in the capital and profits of the specified Person, or (iv) any Person of which the specified Person is directly or indirectly the beneficial owner of 10% or more of any class of equity securities or any Person of which the specified Person is the beneficial owner of a 10% or more interest in the capital and profits. Without limiting the foregoing, all members of the family of any officer, director or trustee of such Person and their Affiliates shall be deemed Affiliates of each other and of such Person and its Affiliates.

            "Agreement" shall mean this Restaurant Management Agreement.

            "Annual Audited Statement" shall have the meaning given to such term in Section 9(c)(ii).

            "Annual Operating Budget" shall have the meaning given to such term in Section 9(a).

            "Approved Annual Operating Budget" shall have the meaning given to such term in Section 9(b).

            "Bankruptcy" shall mean the occurrence of any of the following events in respect of any Person: (i) the filing of a petition against such Person in an involuntary case under the United States Bankruptcy Code which is not dismissed within sixty (60) days after the filing thereof; or in any such involuntary case, the approval of the petition by such Person as properly filed, or the admission by such Person of material allegations contained in the petition, or
            (ii) the execution by such Person of a general assignment for the benefit of creditors, or (iii) the commencement of a voluntary case under the United States Bankruptcy Code by such Person, or (iv) the appointment of a receiver, liquidator, administrator, trustee or Person with similar powers for such Person or for all or a substantial part of the assets of such Person, or (v) in the case of a Person which is a corporation, joint venture, partnership, limited liability company or other business entity, the commencement by such Person of liquidation, dissolution or winding-up


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            proceedings, or the commencement against any such Person of a proceeding to liquidate, wind-up or dissolve such Person, which proceeding is not dismissed within sixty (60) days.

            "Base Building Work" shall have the meaning given to that term in.
            Section 5(a)(i).

            "Base Management Fee" shall have the meaning given to that term in
            Section 6.

            "Breakfast Service" shall have the meaning given to such term in
            Section 4.

            "Cash Flow" shall mean Gross Revenues less all of the costs and expenses incurred by Manager or Owner in the ordinary course of business and consistent with the Approved Annual Operating Budget and the other provisions of this Agreement with respect to Restaurant operations (all such costs and expenses being collectively referred to as the "Operating Expenses") computed on an accrual basis in accordance with generally accepted accounting principles ("GAAP") and the Approved Annual Operating Budget, and, to the extent consistent with the foregoing, the methodology employed in the pro forma Cash Flow statement set forth on Exhibit B which shall include:

            (1)   cost of food;

            (2)   cost of beverages;

            (3) employment compensation expenses up to and including the level of the Restaurant manager;

            (4)   advertising and promotion expenses for the Managed Premises;

            (5)   cost of decorations;

            (6)   cost of flowers;

            (7)   cost of garbage removal and sanitation;

            (8) cost of building services, including HVAC, gas and electricity; cost of utilities; the amounts transferred to the Reserve Account;


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            (9)   equipment rental and lease payments (but only to the extent the purchase price thereof; had the equipment been purchased, would otherwise constitute an Operating Expense);

            (10) actual out-of-pocket legal, accounting and other professional fees and expenses for services rendered in connection with the operation of the Managed Premises;

            (11)  cost of licenses and permits;

            (12)  cost of uniforms, linen and laundry;

            (13) cost of maintenance, repairs, refurbishment and replacement of the FF&E other than amounts paid for out of the Reserve Account;

            (14)  cost of menus and other promotional matters;

            (15)  office expenses and supplies;

            (16)  cost of Operating Supplies;

            (17)  cost of payroll service;

            (18)  cost of additional security services procured by Owner;

            (19)  cost of Group Services;

            (20)  cost of insurance as determined in accordance with Section 11;

            (21)  public relations and entertaining costs;

            (22)  the Management Fee; and

            (23) charges of credit card companies with respect to all receipts which are included in Gross Revenues.

            Operating Expenses shall not include:

            (1)   depreciation of the Hotel, FF&E or Hotel operating equipment;

            (2)   rental payments pursuant to any ground lease;

            (3) debt service (interest and principal) on mortgages placed on the Hotel;


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            (4)   payments pursuant to any equipment leases or installment sales agreements to the extent not included in Operating Expenses;

            (5) rentals paid for FF&E unless their inclusion is included in the Approved Annual Operating Budget;

            (6) amounts payable by Manager under its indemnification obligations under this Agreement or as a result of its default hereunder, including without limitation, amounts payable by Manager under Sections 13(c) and (d) hereof;

            (7) Except for Group Services, Manager's central office overhead, general administrative expenses and salaries of Manager, Manager's Affiliate and Manager's employees above the level of Restaurant manager;

            (8) Manager's corporate accounting (as compared to accounting related solely to the Managed Premises);

            (9) any other amounts which pursuant to this Agreement shall not constitute Operating Expenses, as determined in accordance with GAAP and the Uniform System; and

            (10) legal, accounting or other costs incurred in negotiating this Agreement.

            Operating Expenses shall not include any cost which is payable as a Project Cost or is deducted or excluded in computing Gross Revenues.

            "Commencement Date" shall mean the date of the execution of this Agreement.

            "Comparable Restaurants" shall have the meaning given to such term in the definition of Operating Standard.

            "Contribution Purchase Period" shall have the meaning given to such term in Section 8.2.

            "CPI" shall mean the Consumer Price Index-All Urban Consumers-All Items (1982-1984=100) for New York-Northeastern New Jersey now being published by the United States Department of Labor or such index as the United States Department of Labor may substitute for this index during the Term, or if there is no substitute, then such index or report which is selected


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

            by Owner and which is reasonably acceptable to Manager to perform the function of the CPI.

            "CPI Increase" shall mean the percentage increase, if any, of the CPI during the immediately preceding 12-month period.

            "Default Rate" shall have the meaning given to such term in Section 13(d).

            "Draft Annual Operating Budget" shall have the meaning given to such term in Section 9(a).

            "Electrical Equipment" shall have the meaning given to such term in
            Section 15(a).

            "Environmental Costs" shall have the meaning given to such term in
            Section 13 (c)(iii)(A).

            "Environmental Laws" shall have the meaning given to such term in
            Section 13 (c)(iii)(B).

            "Environmental Matters" shall have the meaning given to such term in Section l3(c)(iii)(B).

            "Event of Default" shall have the meaning given to such term in
            Section 20(b).

            "Excess Amount" shall have the meaning given to such term in Section 5(g).

            "FF&E" shall mean all furniture, furnishings, decorations, and equipment necessary for the efficient operation of the Managed Premises in accordance with the Operating Standard and the Approved Annual Operating Budget.

            "Force Majeure" shall mean fire, casualty, any strike, lock-out or other labor trouble, governmental preemption of priorities or other controls in connection with a national or other public emergency or shortages of fuel, supplies or labor resulting therefrom, or any failure or defect in the supply, quantity or character of electricity, water or any other service furnished to the Managed Premises, by reason of any requirement, act or omission of the public utility or others serving the Building with electric energy, steam, oil, gas or water; or for any other similar reason, in each instance beyond the party in question's reasonable control but shall not include lack of funds.


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            "GAAP" shall have the meaning given to such term in the definition of Cash Flow.

            "Gross Revenues" shall mean all receipts or revenues of the Managed Premises from all sources of any kind, including, without limitation, the sale of food and beverages sold, computed on an accrual basis in accordance with GAAP (except as specifically set forth herein), excluding only (i) sales, use, excise or other taxes collected from customers from receipts which are included in Gross Revenues, (ii) gratuities paid to the Staff (or paid to the Hotel or Manager and paid by the Hotel or Manager, as the case may be, to the Staff) by patrons of the Managed Premises, (iii) amounts collected by Manager from patrons for the account of; and for direct payment to, unrelated third parties providing services specifically for a patron's function which generates Gross Revenues, such as flowers, music and entertainment, (iv) proceeds paid as a result of an insurable loss, (v) proceeds of condemnation awards, (vi) proceeds from the financing or refinancing of the Hotel, or proceeds from the sale, exchange or other disposition of all or any part of the Hotel (including, without limitation, the sale of condominium units) or any other similar items which in accordance with applicable federal income tax regulations are attributable to capital or Section 1231 assets (as defined by the Internal Revenue Code of 1986, as amended), or any comparable definition, (vii) interest income from the Reserve, (viii) funds provided by Owner or Manager, including amounts payable out of the Working Capital Account, (ix) meals for the Staff, if such meals are charged separately, and (x) subject to the limitations set forth in Section 3.2(i), complimentary meals and beverages to patrons of the Restaurant. Gross Revenues shall be reduced by the amount of any loss on uncollectible accounts and by the amount of over-rings, refunds, rebates, discounts and credits given, paid or returned by Manager in the course of obtaining Gross Revenues or in connection with credit card transactions occurring with respect to obtaining Gross Revenues. Gross Revenues shall be increased by any amounts withdrawn from the Reserve Account in accordance with the last sentence of Section 7(b)(i).

            "Ground Lease" shall have the meaning given to such term in Section 21(a).

            "Group Services" shall have the meaning given to such term in
            Section 22(c).

            "Guaranty" shall have the meaning given to such term in Section 29.


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            "Hard Opening Date" shall mean the date upon which Manager shall cease charging the "pre-opening" discounted rate to patrons for food and beverages at the Restaurant; provided that the Hard Opening Date shall in no event occur more than 60 days after the Soft Opening Date.

            "Hazardous Materials" shall have the meaning given to such term in
            Section 13 (c)(iii)(C).

            "Holder" shall have the meaning given to such term in Section 21(a).

            "Hotel" shall have the meaning given to such term in the first WHEREAS clause of this Agreement.

            "HVAC" shall have the meaning given to such term in Section 15(b). "Landlord" shall have the meaning given to such term in Section 21(a).

            "Law" shall mean any statute, ordinance, promulgation, law, treaty, rule, regulation, code, judicial precedent or order (including, without limitation, the New York State Liquor Law), of any court or any governmental or regulatory entity, or other power, department, agency, authority, or officer whether federal, state, local, or any subdivision thereof.

            "Liquor License" shall have the meaning given to such term in
            Section 12.

            "License Due Date" shall have the meaning given to such term in
            Section 18(g)(i).

            "LPC" shall have the meaning given to such term in Section 18(b).

            "Lunch Service" shall have the meaning given to such term in Section 4.

            "Managed Premises" shall have the meaning given to such term in the second WHEREAS clause of this Agreement.

            "Management Fee" shall have the meaning given to such term in
            Section 8.1.

            "Manager" shall have the meaning given such term in the first paragraph of this Agreement.

            "Manager's Basic Contribution" shall have the meaning given to such term in Section 5(c).


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            "Mechanical Installations" shall have the meaning given to such term in Section 15(b).

            "Menu" shall have the meaning given to such term in Section 3.1(b).

            "Monthly Service Charge" shall have the meaning given to such term in Section 15(d).

            "Monthly Statements" shall have the meaning given to such term in
            Section 9(c)(i).

            "MOU" shall have the meaning given to such term in Section 10(c)(i).

            "New Occupant" shall have the meaning given to such term in Section 20(h).

            "Notice" shall have the meaning given to such term in Section 44.

            "Operating Account" shall have the meaning given such term in
            Section 9(f).

            "Operating Expenses" shall have the meaning given to such term in the definition of Cash Flow.

            "Operating Loss" shall mean a negative Cash Flow.

            "Operating Standard" shall mean the operation by Manager of the Managed Premises as a first-class, luxury full-service restaurant with fine dining breakfast, lunch and dinner service, all in accordance with standards for quality and ambiance as appropriate for the Hotel, taking into account the Hotel's first-class, luxury character and of a quality level equivalent to the quality level (as of the Commencement Date) of the following restaurants: Maloney & Porcelli; Park Avenue Cafe; Balthazar and Gramercy Tavern (the "Comparable Restaurants").

            "Operating Supplies" shall mean china, cutlery, glassware, linens, silverware, serving equipment, utensils, pots, pans, and similar items of personal property, as well as paper products, inventories, and other items commonly referred to as consumable items (other than food and beverage) necessary for the efficient operation of the Managed Premises in accordance with the Operating Standard and as regularly utilized in Comparable Restaurants.


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            "Other Costs" shall have the meaning given to such term in Section 5
            (a)(ii).

            "Owner" shall have the meaning given to such term in the first paragraph of this Agreement.

            "Owner Indemnified Persons" shall have the meaning given to such term in Section 30(a).

            "Owner's Basic Contribution" shall have the meaning given to such term in Section 5(b).

            "Parent" shall mean The Smith & Wollensky Restaurant Group, Inc., a Delaware corporation.

            "Performance Goals" shall mean Adjusted Cash Flow of at least (i) $100,000 during the 24-month period ending on the second (2nd) anniversary of the Commencement Date, (ii) $800,000 during the 12-month period ending on the third (3rd) anniversary of the Commencement Date, (iii) $1,000,000 during the 12-month period ending on the fourth (4th) anniversary of the Commencement Date,
            (iv) $1,000,000 (as increased by the CPI Increase) (the "5th Anniversary Number") during the 12-month period ending on the fifth
            (5th) anniversary of the Commencement Date, (v) the 5th Anniversary Number plus the CPI Increase (the "6th Anniversary Number"), for the 12-month period ending on the 6th anniversary of the Commencement Date, (vi) the 6th Anniversary Number plus the CPI Increase (the "7th Anniversary Number"), for the 12-month period ending on the 7th anniversary of the Commencement Date, (vii) the 7th Anniversary Number plus the CPI Increase (the "8th Anniversary Number") for the 12-month period ending on the 8th anniversary of the Commencement Date, (viii) the 8th Anniversary Number plus the CPI Increase (the "9th Anniversary Number") for the 12-month period ending on the 9th Anniversary of the Commencement Date, (ix) the 9th Anniversary Number plus the CPI Increase (the "10th Anniversary Number") for the 12-month period ending on the 10th Anniversary of the Commencement Date and (x) the 10th Anniversary Number plus the CPI Increase for the 12-month period ending on the Expiration Date. The Performance Goal for any 12-month period (or the initial 24-month period, as applicable) shall be reduced on an equitable basis to the extent that Adjusted Cash Flow for such 12-month (or such 24-month period) period was reduced by reason of Force Majeure which directly and specifically adversely affects the operation of the Hotel (as opposed to, among other


                                      -10-
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            things, events which may adversely affect overall business conditions or the climate for travel to New York City).

            "Person" shall mean any individual, partnership, corporation, limited liability company, trust, association or other entity, including, without limitation, any governmental agency or subdivision thereof.

            "Priority Contribution Option" shall have the meaning given to such term in Section 8.2.

            "Priority Contributions" shall have the meaning given to such term in Section 5(g).

            "Project Cost Amount" shall have the meaning given to such term in
            Section 5(b).

            "Project Costs" shall have the meaning given to such term in Section 5(a).

            "Project Costs Account" shall have the meaning given to such term in
            Section 5(c).

            "Project Costs Budget" shall have the meaning given to such term in
            Section 5(b).

            "Proper Forums" shall have the meaning given to such term in Section 38.

            "Renovation Costs" shall have the meaning given to such term in
            Section 5(a)(i).

            "Renovation Work" shall have the meaning given to such term in
            Section 5(a)(i).

            "Required Information" shall have the meaning given to such term in
            Section 9(c)(i).

            "Reserve Account" shall mean an account established by Owner for the purposes set forth in Section 7(b)(i) at a bank selected by Owner.

            "Restaurant" shall have the meaning given to such term in the second WHEREAS clause of this Agreement.

            "Restaurant Name" shall have the meaning given to such term in
            Section 18(b).


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            "Restaurant Plans" shall have the meaning given to such term in
            Section 5(a)(i).

            "Restaurant Work" shall have the meaning given to such term in
            Section 5(a)(i).

            "Revised Budgeted Project Costs" shall have the meaning given to such term in Section 5(g).

            "SARA" shall have the meaning given to such term in Section 1 3(c)(iii)(C)(4).

            "Secured Loan" shall mean and include (a) any mortgage encumbering the Hotel or all or any part of Owner's interest therein, (b) any pledge or collateral assignment of all or any part of the direct or indirect ownership interests in Owner, (c) any sale/leaseback or similar financing transaction, together with all other instruments evidencing or securing the payment of the indebtedness secured by such mortgage, pledge, collateral assignment or the obligation to make rental or other payments in connection with any such sale/leaseback or similar financing transaction, and (d) all amendments, modifications, supplements and extensions of such instruments. In the event of any sale/leaseback, the tenant under the lease shall be treated as Owner for purposes of this Agreement.

            "Soft Opening Date" shall mean the date that Manager shall commence the testing of equipment and procedures (including the kitchen and Staff) at the Managed Premises and the Managed Premises shall be open for so-called "rehearsal" seatings. The parties hereby agree that the Soft Opening Date shall occur no later than January 1, 2001; provided, however, that if the Owner fails to substantially complete the Renovation Work to be performed by Owner on or before January 1, 2001 and such failure is not the result of the acts or omissions of the Manager, the Soft Opening Date shall be delayed by one day for each day by which Owner so fails to substantially complete such work.

            "Staff" shall mean all individuals working in the Managed Premises at any time during the Term up to and including the level of restaurant manager, including, without limitation, cashiers, chefs, cooks and other kitchen workers, bartenders, waiters, buspersons, dishwashers, janitors, hosts, doorpersons, captains and such other personnel as shall be appropriate in connection with the operation of the Managed Premises in accordance with the Operating Standard and the Approved Annual Operating Budget.


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            "Substantial Damage Termination" shall have the meaning given to such term in Section 23(a).

            "Successor Owner" shall have the meaning given to such term in
            Section 21(e).

            "System" shall have the meaning given to such term in Section 17.

            "Term" shall have the meaning given to such term in Section 2.

            "Termination Costs" shall have the meaning given to such term in
            Section 20(f).

            "Termination Notice" shall have the meaning given to such term in
            Section 7(a).

            "Transfer" shall have the meaning given to such term in Section 20(a)(iv).

            "Uniform System" shall mean the Uniform System of Accounts for Hotels (9th edition) as published by the Hotel Association of New York.

            "Wine List" shall have the meaning given to such term in Section 3.1(b).

            "Working Capital Account" shall have the meaning given to such term in Section 7(a).

2. Term. The term of this Agreement (the "Term") shall commence on the Commencement Date and shall expire on the tenth (10th) anniversary of the Hard Opening Date, unless terminated earlier pursuant to the terms of this Agreement.

3. Retention of Manager; Duties; Limitation of Authority.

      3.1 Retention of Manager. Owner hereby engages Manager and Manager agrees to operate and manage the Managed Premises under the name "One CPS," for the account of, and on behalf of, Owner on an exclusive basis in accordance with the Operating Standard, the Approved Annual Operating Budget and the other terms of this Agreement. Manager shall not change the name of the Managed Premises without Owner's prior written consent, which shall not be unreasonably withheld. Subject to the provisions of this Agreement, Manager shall have decision-making authority in the day-to-day operation, direction, management and supervision of the Managed Premises. Manager's authority and obligations shall include:

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            (a) hiring, training, compensation, supervision and discharge and determining the size of Restaurant personnel, all in accordance with the Operating Standard and the Approved Annual Operating Budget;

            (b) the creation of food and beverage menus (each, a "Menu"), wine lists (each, a "Wine List") and the pricing of the same and the setting of the dress codes for the Managed Premises, all of which shall, prior to being implemented by Manager, be approved by Owner, such approval not to be unreasonably withheld or delayed so long as the same are consistent with (x) the Operating Standard and (y) the "Restaurant Concept" as set forth on Exhibit C;

            (c) maintaining and operating the Managed Premises in accordance with the Operating Standard and the Restaurant Concept. As to matters relating to the operation or management of the Managed Premises which are not provided for in this Agreement, Manager shall consider in good faith Owner's reasonable observations and requests with respect thereto, provided that Owner shall not make any such requests which would be inconsistent with the Operating Standard or the Restaurant Concept. At Owner's request, Manager shall meet with Owner to discuss such observations and requests;

            (d) establishing and supervising all advertising, public relations and promotional policies with respect to the Managed Premises with the costs thereof not exceeding the applicable amounts set forth in the Annual Approved Operating Budget;

            (e) purchasing and maintaining the Managed Premises' inventory of food, beverages (including, without limitation, wines and liquors) and Operating Supplies. The cost of the initial purchase of such inventories shall be a Project Cost;

            (f) obtaining, and keeping in full force and effect, in the name of Owner or Manager, as appropriate (or as expressly provided herein), with preference to be in the name of the Owner if legally possible to do so, all necessary licenses and permits (including the Liquor License and other bar, restaurant, sign and occupancy licenses and permits) as may be required by law to operate the Managed Premises from time to time. Manager shall not take any actions which could jeopardize or otherwise adversely affect any of such licenses or permits. Manager shall comply with the conditions set forth in any such licenses and permits and at all times shall manage and operate the Managed Premises in accordance with such conditions and other Laws;

            (g) providing Group Services;

            (h) cooperating with Owner concerning (I) any applicable disputes or contests including disputes with parties to any Secured Loan or ground lease, (II) contests of Laws, and (III) adjustments of insurance claims or condemnation awards to the extent any of the foregoing relate to the Managed Premises;

            (i) applying sound administrative, accounting, cash management, budgeting, operational, sales, advertising, legal, personnel and purchasing policies and practices in accordance with the terms of this Agreement to the end of optimizing the aggregate amount of Cash Flow generated by the Managed Premises. The parties acknowledge that Manager shall prepare the Annual Operating Budget consistent with the goal of optimizing Cash Flow; and

            (j) notifying Owner if it has actual knowledge relating to, and promptly forwarding to Owner any notices or other communications it delivers or receives with respect to: (i) the occurrence of damage or destruction to the Managed Premises; (ii) any litigation, claim or proceeding affecting Owner, Manager or the operation of the Managed Premises in which the amount claimed or in controversy is $5,000 or more or otherwise which is material to the operation of the Managed Premises; and any written threat to institute any of the same which is likely to give rise to any such litigation, claim, or proceeding; (iii) any notice of violation (or alleged violation) of any Law relating to the ownership or operation of the Managed Premises which could expose Owner or Manager to any criminal penalty or to any civil penalty or which is otherwise material to the ownership or operation of the Managed Premises; and (iv) any strikes or other material labor unrest relating to the Managed Premises.

      3.2 Limitation on Manager's Authority. In addition to any other limitations on Manager's authority set forth in this Agreement, Manager shall not, without Owner's written approval (which written approval, solely with respect to items (a) and (c) below, shall not be unreasonably withheld or delayed), take any of the following actions with respect to the Managed Premises (except as otherwise expressly permitted by the terms hereof and except if the specific terms of such action shall have been expressly provided for in the Approved Annual Operating Budget or otherwise approved in writing by Owner):

            (a) enter into any contract or other agreement which could require payment of more than $25,000 per year or having a term longer than one year (unless such contract is terminable after one year upon not more than thirty (30) days notice without penalty) or so modify or amend any such contract or agreement; subject to the further limitation that Manager shall not enter into any contract or other agreement for more than $25,000 unless the same shall contain provisions unconditionally exculpating Owner and its Affiliates; or

            (b) enter into any lease, license, concession or other occupancy agreement; or

            (c) enter into any arrangement for the employment of any professional firm (other than attorneys and accountants) except as set forth in the Approved Annual Operating Budget; or enter into any arrangement for the employment of any attorney or accountant (other than attorneys retained to collect accounts receivable and other attorneys and accountants to the extent such other attorneys and accountants and the terms of their employment are set forth in the Approved Annual Operating Budget); or

            (d) enter into, renew, modify, amend or terminate any union contract or collective bargaining agreement affecting the Managed Premises; or

            (e) settle any litigation or claims for more than $10,000 unless the settlement solely involves the payment of an amount in cash which is covered by insurance proceeds for which the deductible amount does not exceed $5,000; or

            (f) extend more than $10,000 of credit to any single customer or group of related customers; or

            (g) borrow money, issue any guarantees or incur any interest or contingent obligation, except ordinary trade debt, which trade debt shall be repaid in accordance with the time deadlines set forth in Section 9(e);

            (h) sell, transfer or otherwise dispose of all or any portion of the Managed Premises, except for the sale of inventory in accordance with the Approved Annual Operating Budget or as otherwise approved by Owner; or

            (i) provide complimentary services to any patrons in an amount in any calendar year greater than the product of (x) $1.50 and (y) the number of individuals patronizing the Restaurant for such calendar year and then only as reasonably deemed by Owner to be for the benefit of the Restaurant (and not for the benefit of any Affiliates of Manager or any other restaurant owned, operated or managed by Manager or its Affiliates); consistent with the foregoing, in no event shall complimentary services be granted as part of a promotional package sponsored by Manager or its Affiliates rewarding patrons for dining at restaurants (other than the Restaurant) owned, operated or managed by Manager or its Affiliates; or

            (j) acquire any capital assets or interest therein; or

            (k) finance, refinance or otherwise encumber the Managed Premises or any portion thereof; or

            (1) take any other action that is prohibited under the terms of this Agreement or requires the approval of Owner.

4. Operation of Managed Premises. Manager agrees to open the Managed Premises for business seven (7) days a week for breakfast service ("Breakfast Service"), seven (7) days a week for lunch service ("Lunch Service"), and seven (7) days a week for dinner service, unless Owner and Manager otherwise mutually agree. Notwithstanding the preceding sentence, Manager shall not be required to provide
(A) Breakfast Service until the date that is 90 days following the Hard Opening Date and (B) Lunch Service until the date that is 21 days after the Hard Opening Date. Furthermore, Manager may eliminate one breakfast seating and one lunch seating per week to the extent that Manager reasonably determines that providing seven-day-a-week breakfast and/or lunch service is commercially unfeasible.

5. Project Costs.

            (a) Owner and Manager agree that in order to open the Restaurant for business and to provide Working Capital, the costs ("Project Costs") set forth in clauses (i), (ii) and (iii) below either have been or will need to be incurred:

                  (i) "hard" and "soft" costs in connection with the renovation of the Managed Premises ("Renovation Costs"). Renovation Costs consist of the hard and soft costs of certain improvements to the Managed Premises and the Hotel systems serving the same ("Base Building Work") and the hard and soft costs of executing the improvements to the Managed Premises set forth in the plans ("Restaurant Plans") prepared by Adam Tihany and other Persons (the "Restaurant Work"). To the extent that the Restaurant Plans require FF&E, such items will not be deemed Restaurant Work but Other Costs (as defined below). The Restaurant Work and the Base Building Work are collectively referred to as the "Renovation Work."

                  (ii) FF&E, Operating Supplies, food, beverage and other inventories, pre-opening expenses, marketing expenses, and other costs for the items necessary to open the Restaurant for business and operate it through the Soft Opening Date (all such costs are defined herein as, "Other Costs").

                  (iii) Working Capital.

            (b) As of the date hereof, the aggregate of Project Costs as set forth in the "Project Costs Budget" (annexed hereto as Exhibit D) is estimated to be between $4,500,000 and $5,250,000 (the "Project Cost Amount"), and subject to the further provisions hereof, Owner shall contribute $4,000,000 ("Owner's Basic Contribution") towards payment of such Project Costs and Manager shall contribute $500,000 ("Manager's Basic Contribution") towards payment of such Project Costs. Manager acknowledges that Owner has heretofore expended $500,000 on account of Base Building Work. Accordingly, Manager hereby agrees that Owner shall only be obligated to fund an additional $3,500,000 to satisfy Owner's Basic Contribution.

            (c) Simultaneously with the execution of this Agreement (I) Owner shall establish a bank account (the "Project Costs Account") in the name of Owner and at a bank selected by Owner and (ii) Manager shall deposit Manager's Basic Contribution into such account. Owner shall make withdrawals from the Project Costs Account for the purpose of paying Project Costs incurred by Owner or Manager in accordance with this Agreement and the Project Costs Budget. Owner shall deposit into the Project Costs Account from time to time funds sufficient to pay Project Costs in accordance with this Agreement and the Project Costs Budget; provided however in no event will Owner be obligated to disburse to Manager more than the line items in the Project Costs Budget attributable to Other Costs and, as set forth in Section 7(a), Owner shall deposit $500,000 on the Hard Opening Date in the Working Capital Account on account of Working Capital.

            (d) Manager shall be responsible for procuring all of the items that constitute Other Costs and shall do so in a timely fashion to the end that the Managed Premises can be opened for business on or before the Soft Opening Date. Manager may from time to time request that Owner disburse funds from the Project Costs Account for the purpose of paying Other Costs which are then due and payable, provided that:

                  (i) Manager provides Owner with invoices and other documentation as Owner shall reasonably request that the amount requested is then due and payable and does not exceed the amount for such item then remaining unspent in the portion of the Project Costs Budget allocable to Other Costs;

                  (ii) The undisbursed portion of the Project Costs Budget allocable to Other Costs is sufficient to pay for all Other Costs not yet paid for or incurred, or, if not, Owner may exercise the termination option set forth in Section 5(g) below;

                  (iii) The items of Other Costs have been delivered to the Managed Premises.

                  (iv) No default or Event of Default under this Agreement by Manager has occurred and is continuing; and

                  (v) Manager shall have provided Owner with invoices and such other documentation as Owner shall reasonably request to confirm the foregoing items (i) through (iv) and the chief financial officer of Parent shall have certified the same to Owner in a manner reasonably satisfactory to Owner.

            Owner will pay Manager, or, at Owner's option, the party to whom payment is due, within 30 days after the conditions set forth in this
      Section 5(d) have been satisfied.

            (e) Intentionally Omitted.

            (f) Owner has heretofore completed to Manager's satisfaction the following items of Base Building Work: base building HVAC system upgrade, restoration of mosaic floor, demolition of portion of Managed Premises and bronze entry door installation. Subject to the provisions of Section 5(g) below, Owner shall use commercially reasonable efforts to cause the Restaurant Work to be substantially completed substantially in accordance with the Restaurant Plans on or before the Soft Opening Date, subject to Force Majeure, or delays caused by Manager or Persons engaged by or under Manager's control or direction.

            (g) If the budgeted Project Costs as revised (the "Revised Budgeted Project Costs") are (I) greater than $4,500,000 and (II) equal to or less than $5,250,000 (the difference between (x) $4,500,000 and (y) such greater amount up to $5,250,000 is defined herein as, the "Excess Amount"), this Agreement shall remain in full force and effect and Owner shall be obligated to fund the Excess Amount provided that the Excess Amount shall be deemed to be a "Priority Contribution" and treated in accordance with Sections 8.1(i) and (ii) below. If the Revised Budgeted Project Costs are more than the Excess Amount, Owner at its option may upon notice to Manager cancel this Agreement, in which event this Agreement shall be cancelled without any further liability of either party to the other (and, for the avoidance of doubt, without any obligation of Owner to make any payment to Manager under Sections 20(c) or (d)). If Owner so cancels, each party shall be entitled to a return of any amounts it deposited in the Project Costs Account which have not been disbursed or are not necessary for payment of Project Costs which have been incurred but not paid. For the avoidance of doubt, the parties confirm that Owner may not exercise any cancellation option under this Paragraph (g) unless the Revised Budgeted Project Costs exceed $5,250,000 after application of all the amounts in the Working Capital Account for the purposes described in Clause (i) of the second sentence of Section 7 (a) below.

6. Management Fee.

            (a) Base Management Fee. Subject to the last sentence of this
      Section 6(a) and so long as (i) this Agreement is in full force and effect and (ii) Manager is not in default hereunder beyond any applicable notice and/or grace period, Manager shall be entitled to a management fee (the "Base Management Fee") in the aggregate amount of 4% of Gross Revenues as compensation for the services provided by Manager under this Agreement. The Base Management Fee shall be payable monthly, in arrears, subject to year-end audit and adjustment and otherwise in the manner set forth in
      Section 9 below. Manager agrees that, except for Group Services, the Base Management Fee is intended to cover all of Manager's general and administrative overhead and all salaries and other compensation of Manager, Manager's Affiliates and Manager's employees above the level of Restaurant manager. Notwithstanding the foregoing, the Base Management Fee shall be payable on a current basis only to the extent there is sufficient Cash Flow (prior to deduction of the Base Management Fee) after all Operating Expenses (other than the Management Fee) have been accrued. To the extent there is not sufficient Cash Flow to pay the Base Management Fee on a current basis, payment thereof shall be carried forward without interest from one year to the next during the Term, but Owner shall have no liability therefor.

7. Working Capital and Reserve Account.

            (a) Owner shall establish (as a Project Cost) at a bank selected by Owner a working capital account in the amount of $500,000 (the "Working Capital Account"). Title to Working Capital Account shall be vested in Owner. The Working Capital Account shall be used as a cash reserve to fund
      (i) pre-opening expenses, food, beverage and other inventories in connection with the opening of the Restaurant and (ii) Operating Losses for the period following the Hard Opening Date and to pay principal and interest on any outstanding Priority Contributions, but such account shall not be used to pay any return of Project Costs (except as described above) or the Management Fee (as hereinafter defined). Amounts in the Working Capital Account shall be disbursed by Owner from time to time upon request of Manager upon submission of such documentation as Owner shall reasonably request to support such request. In the event that additional monies are required to pay Operating Expenses and no funds remain in the Working Capital Account, each party shall be obligated to make an additional contribution (each, an "Additional Working Capital Contribution") in an amount not exceeding $300,000 each (or $600,000 in the aggregate) but not less than an amount which shall cover any anticipated Operating Losses for the immediately succeeding 180-day period (such amount to be based upon Operating Losses during the immediately preceding 180-day period). Additional Working

      Capital Contributions shall be treated in accordance with Section 8.1
      (iii). In the event the Additional Working Capital Contributions have been expended and insufficient funds exist to pay Operating Expenses, either party may terminate this Agreement upon written notice to the other (a "Termination Notice") in which event this Agreement may be cancelled immediately upon delivery of the Termination Notice without any further liability of either party to the other (and without any obligation of Owner to make any payment to Manager under Section 20(c) or (d)).

            (b) Reserves.

                  (i) On or before the tenth (10th) day of each calendar month following the Hard Opening Date, Manager shall transfer into the Reserve Account the applicable amounts set forth in the Approved Annual Operating Budget, which, unless otherwise provided, shall be equal to 1% of the previous month's Gross Revenues as a replacement reserve for FF&E but not less than $75,000 annually. Title to the Reserve Account shall be vested in Owner. Manager may draw upon the Reserve Account in accordance with the Approved Annual Operating Budget to pay for replacement FF&E or as otherwise approved by Owner in writing. In the event that, in Owner's reasonable and good faith judgment, the amounts contained in the Reserve Account exceed the amounts required for the uses thereof (taking into account the anticipated requirements for disbursements therefrom and the anticipated deposits thereto), such excess amounts may be withdrawn by Owner and treated as Gross Revenues in the year of withdrawal; provided that such excess amounts shall not be calculated for purposes of the Management Fee.

                  (ii) At the end of each calendar year during the Term, any amounts remaining in the Reserve Account shall be carried forward to the following calendar year and shall be in addition to the amounts to be contributed to the Reserve in the next such calendar year. At the end of the Term, any amounts remaining in the Reserve shall be treated as Gross Revenues as of the last day of the Term (unless the Term ends as a result of an Event of Default in which event Owner may retain all amounts remaining in the Reserve Account).

8. Cash Flow; Acquisition of Priority Contribution.

      8.1 Cash Flow. Cash Flow shall be computed on a calendar year-to-date basis and disbursed within ten (10) days after the end of each calendar month simultaneously with the delivery of the Monthly Statements for such calendar month (subject to adjustment as set forth in Section 8.1 below), in the following order of priority:

            (i) first, to pay to Owner (or Owner and Manager, 50/50, if Manager has acquired one-half (1/2) of the Priority Contributions pursuant to
      Section 8.2)
      an amount equal to a return of 12% per annum compounded monthly on the principal amount of the Priority Contributions outstanding from time to time during such period;

            (ii) second, to pay to Owner (or Owner and Manager, 50/50, if Manager has acquired one-half (1/2) of the Priority Contributions pursuant to Section 8.2) an amount to be applied to reduce the outstanding principal amount of the Priority Contributions until the aggregate amount which has been so applied to principal is equal to the original principal amount of the Priority Contributions multiplied by a fraction, the numerator of which is the number of complete calendar months which have elapsed since the Hard Opening Date, and the denominator of which is sixty
      (60);

            (iii) third, to pay to the party (or parties) that have advanced the Additional Working Capital Contributions an amount equal to a return of 12% per annum compounded monthly on the principal amount of the Additional Working Capital Contributions outstanding from time to time during such period;

            (iv) fourth, to pay to the party (or parties) that have advanced the Additional Working Capital Contributions an amount to be applied to reduce the outstanding principal amount of the Additional Working Capital Contributions until the aggregate amount which has been so applied to principal is equal to the original principal amount of the Additional Working Capital Contributions multiplied by a fraction, the numerator of which is the number of complete calendar months which have elapsed since the date the Additional Working Capital Contribution was funded, and the denominator of which is sixty (60);

            (v) fifth, to be shared between Owner and Manager in the ratio of 60% to Owner and 40% to Manager and applied by them, first, in return of their respective outstanding balances of Project Cost Contributions until both Manager's Contributions and Owner's Contributions have been reduced to zero; and

            (vi) the balance, if any, shall be shared between Owner and Manager in the ratio of 50% to Owner and 50% to Manager.

      The portion of Cash Flow distributable to Owner and Manager after payments in respect of return on and of Priority Contributions and Additional Working Capital Contributions is hereinafter referred to as the "Adjusted Cash Flow." The portion of Adjusted Cash Flow payable to Manager hereunder shall be treated as an additional Management Fee (the "Additional Management Fee"; the Base Management Fee and the Additional Management Fee are defined herein collectively as, the "Management Fee").

      8.2 Acquisition of Priority Contributions. For a period (the "Contribution Purchase Period") of one year following the date of this Agreement Manager shall have the option (the "Priority Contribution Option") to acquire one-half (1/2) (and not less than one-half (1/2) of the outstanding Priority Contributions and accrued and unpaid return thereunder (as of the date of the closing of Manager's purchase of the same) for a price equal to one-half (1/2) of all accrued and unpaid Priority Contributions and accrued and unpaid return thereunder. Manager may exercise the Priority Contribution Option by notifying Owner of Manager's election no later than 20 days prior to the close of the Contribution Purchase Period. If Manager shall fail to timely elect the Contribution Purchase Option, Manager shall be deemed to have waived any further right to purchase any Priority Contributions. Furthermore, if Manager exercises the Priority Contribution Option, interest on all Priority Contributions shall be waived.

9. Annual Operating Budget; Reporting; Accounting.

            (a) Annual Operating Budget. Attached hereto as Exhibit E is an initial operating budget for the Managed Premises for the period from the Soft Opening Date through the end of calendar year 2000. On or prior to September 1, 2001 and on every November 15th thereafter during the Term, Manager shall deliver to Owner, for Owner's approval (which approval shall not be unreasonably withheld or delayed) a proposed draft of the annual operating budget ("Draft Annual Operating Budget") for the Managed Premises in respect of the immediately succeeding calendar year. The Draft Annual Operating Budget shall project in a detailed, line item fashion the monthly (with comparisons to the prior year) estimated Gross Revenues, Operating Expenses, Cash Flow and Adjusted Cash Flow for the forthcoming calendar year for the Managed Premises, which shall be substantially in the same form as the initial operating budget and shall include:

                  (I) a detailed schedule of the amounts to be transferred to the Reserve Account and all anticipated expenditures to be made from the Reserve Account, such schedule to include each item of FF&E required, the number of units to be replaced, unit costs and costs in aggregate, together with such additional information as Owner shall reasonably request during the calendar year relating to any anticipated expenditures. Where color or type of style of an item is changed from the previous item, the new item shall be presented for Owner's approval (such approval not to be unreasonably withheld or delayed so long as the color or type of style is consistent with the Operating Standard);

                  (II) the program for the advertising of and marketing the Managed Premises for the forthcoming calendar year containing a detailed itemization of the proposed expenditures by category. Assumptions forming the basis of such itemization shall be presented in narrative form. Such advertising and marketing program may include advertising in which the Managed Premises participates with one or more other restaurants owned or controlled by Manager's Affiliates which operate at a level of quality consistent with the Operating Standard, in which case the cost shall be included as part of Group Services;

                  (III) a detailed staffing plan, with a description of each position, the number of employees at each position, the estimated cost thereof and an explanation of any proposed changes from previously Approved Annual Operating Budgets; and

                  (IV) a detailed schedule of the Group Services to be provided by Manager, the total cost therefor and the portion thereof to be allocated to the Managed Premises and the basis for such allocation, which shall be consistent with the requirements of Section 22(c).

            (b) Manager shall promptly modify the proposed Draft Annual Operating Budget as reasonably requested by Owner and resubmit the same to Owner for its approval (such approval not to be unreasonably withheld or delayed), and, upon approval of the draft, as so modified, the same shall be deemed the "Approved Annual Operating Budget" for all purposes of this Agreement. If Owner and Manager are unable to agree on any portion of the Draft Annual Operating Budget, Manager shall operate the Managed Premises as follows: (I) with respect to those items approved by Owner, in accordance with the Draft Annual Operating Budget and (II) with respect to those items not approved by Owner, Manager may pay non-discretionary items, the cost of which is established by an independent third-party or governmental entity and which are necessary to be incurred to operate the Managed Premises. Manager recognizes that the budgeting process is a key aspect of the Owner/Manager relationship and Manager agrees that the Annual Operating Budget shall be prepared with due diligence after consideration of all relevant factors. Manager shall use its best efforts to achieve the results projected in the Approved Annual Operating Budget and shall not incur any expense which is inconsistent with the Approved Annual Operating Budget except to the extent caused by reasons beyond Manager's reasonable control (e.g., changes in inventory levels due to changes in sales, variations in utility costs and usage).

            (c) Reporting.

                  (i) On or prior to the twentieth (20th) day of each calendar month during the Term, Manager shall deliver to Owner detailed statements (collectively, the "Monthly Statements") of profit and loss, Gross Revenues, Operating Expenses, Cash Flow, Adjusted Cash Flow, payments of the Management Fee, payments on account of Priority Contributions and Additional Working Capital Contributions and distributions to Owner, statements of the amounts deposited in or withdrawn from the Accounts, accounts receivable (including aging) and accounts payable (including aging) for the Managed Premises, and such operating statements and other information as Owner shall reasonably request (collectively, the "Required Information") in respect of the immediately preceding calendar month and on a year-to-date basis and a comparison with the prior year. Such statements shall also provide for reforecasts, showing any anticipated deviations from the Approved Annual Operating Budget. Each such statement shall be accompanied by a certificate from Parent's chief financial officer certifying that such statement was prepared under such officer's direction and, in such officer's opinion, is true and correct.

                  (ii) Within ninety (90) days after the end of each calendar year, Manager shall deliver to Owner (w) an annual financial statement of Parent, (x) an annual accounting certified as true and correct by the chief financial offer of Parent, audited and certified by Arthur Andersen & Co. (or such other firm of certified public accountants as shall have been selected by Owner), setting forth the Required Information, all for such preceding calendar year and (y) a statement certified by the chief financial officer of Parent as to whether or not the applicable Performance Goal has been met for such preceding calendar year ((x) and (y) are collectively, the "Annual Audited Statement"). The Annual Audited Statement for any calendar year shall be controlling over and shall supercede the interim accountings for such calendar year. If such Annual Audited Statement indicates that Manager has been paid any amounts in excess of the amounts Manager was entitled to receive, Manager shall, within 30 days refund the same to Owner with interest thereon at the Default Rate from the date of the overpayment until the date of the refund. If the Annual Audited Statement indicates Manager is owed monies, Owner shall reimburse such amount to Manager within 30 days after receipt of the Annual Audited Statement, without interest.

            (d) Owner's Audit Right. Owner shall have the right, at any time during the Term, through its employees, accountants or other representatives, to audit Manager's books and records relating to the Managed Premises or Group Services. Manager shall cooperate with Owner in connection with any such audits in all reasonable respects, including, without limitation, making available for review and copying by Owner, Owner's employees, accountants or other representatives, all of Manager's books and records relating to the Managed Premises or Group Services. If any such audit shall indicate that additional amounts are due to Owner under the Agreement, Manager shall pay such amounts within 30 days after notice with interest thereon at the Default Rate from the date of the overpayment until the date of payment, and if the additional amounts due are greater than $50,000, Manager shall also pay for the cost of the audit.

            (e) Disposition of Accounts Payable. Manager shall pay or cause to be paid, within 90 days after receipt thereof, all invoices for goods or services provided to Manager or in respect of the Managed Premises, unless Manager is disputing, in good faith, the amount or validity of any such invoice. If Manager is disputing any such invoice, Manager shall deposit with Owner in reserve the amount of such invoice, which amount shall be released to Manager upon final disposition of such dispute and payment in full of the then agreed amount of such invoice. Manager shall not permit any such dispute to interfere with the operation of the Managed Premises in accordance with the Operating Standard and the Approved Annual Operating Budget. In addition, if any mechanic's or materialmen's lien is filed against the Hotel or any interest therein by reason of any claim relating to the Managed Premises (other than Renovation Costs which Owner is responsible for paying) then within 30 days after the filing thereof Manager shall cause the same to be discharged of record by filing the necessary bond or otherwise.

            (f) Operating Account. Gross Revenues or funds supplied by Owner or Manager, exclusive of Working Capital or funds deposited in the Reserve Account, shall be deposited in an account (the "Operating Account") at a bank selected by Manager and approved by Owner. Title to the Operating Account shall be in Owner's name. Owner shall be a co-signatory on the Operating Account. Checks or other documents of withdrawal therefrom shall be signed by two (2) representatives of Manager approved by Owner. Owner shall also be authorized to sign such checks or documents of withdrawal, but Owner shall exercise this authority only in the event of default by Manager under the terms of this Agreement or upon termination of this Agreement. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, all checks or other documents of withdrawal from the Operating Account in excess of $25,000 shall require the signature of Owner.

            (g) Investments. Manager shall temporarily invest funds in the Operating Account, and Owner shall temporarily invest funds in all other Accounts with due regard for the cash needs of the Managed Premises. Amounts earned as investments from the Operating Account shall constitute Gross Revenues and amounts earned from any other Accounts shall not constitute Gross Revenues. Manager shall request written approval from Owner of permitted investment mediums for this purpose. The following investments are hereby approved: (i) Treasury Bills issued by the United States Government with a term of six months or less; and (ii) Certificates of Deposit in amounts of $100,000 or less

      (including accrued and unpaid interest) and for a term of six months or less insured by the Federal Deposit Insurance Corporation or money market accounts, in either case maintained at Citibank, N.A. or such other major financial institution as shall be selected by Owner.

10. Staff; Labor Issues.

            (a) Manager shall hire and replace as necessary throughout the Term, such Staff as shall be necessary to operate the Managed Premises in a manner consistent with the Operating Standard, and the Restaurant Concept subject, in each case, to (i) the requirements of paragraph (b) below, and
      (ii) Owner's approval (with respect to executive Restaurant personnel (including, without limitation, the executive chef, the construction and maintenance directors, the wine director and the MIS support directors), which approval shall not be unreasonably withheld. All Restaurant personnel shall be, for all purposes (including, without limitation, insurance), Manager's employees. The staffing levels for employees at the Managed Premises shall be set forth in the Approved Annual Operating Budget and any changes thereto must be approved by Owner in writing. All wages, benefits and other compensation to be paid to the Staff shall be as set forth in the Approved Annual Operating Budget. Manager shall not be entitled to enter into, modify or amend any employment agreement for a definite term without Owner's written approval. All labor policies covering employees at the Managed Premises must be approved by Owner and consistent with such agreements then applicable.

            (b) Manager shall not discriminate against any employee or applicant for employment at the Managed Premises because of race, creed, color, age, sex or national origin, or any other class of persons protected under law.

            (c) (i) Manager acknowledges that the Hotel is subject to certain labor union collective bargaining agreements, and that the operation of the Managed Premises shall be subject to such collective bargaining agreements, as modified by that certain Memorandum of Understanding between The Plaza Hotel and New York Hotel and Motel Trades Council, AFL-CIO, dated May 3, 2000 and set forth on Exhibit F (the "MOU"). Owner shall have the exclusive right to negotiate, amend and modify the MOU and all other collective bargaining agreements relating to the Hotel, including provisions thereof which may affect the Managed Premises. Manager shall, at all times during the Term, comply with the MOU and all other applicable labor agreements.

                  (ii) Manager shall not, at any time prior to or during the term of this Agreement, directly or indirectly, engage any full or part time employees or any third-party contractor, mechanic or laborer in respect of the Managed

      Premises, whether in connection with (A) any alteration permitted by this Agreement, (B) any services to be provided to the Managed Premises or to Manager, or (C) any other matter, if such employment is, in the judgment of Owner, likely to violate the MOU or any other collective bargaining agreement affecting the Hotel, or to result in any strike, work stoppage, labor disruption, disharmony or dispute at or relating to the Managed Premises or the Hotel. Upon Manager's request, Owner shall provide Manager with a list of approved third-party contractors.

11. Insurance.

            (a) With the exception of the insurance described in Section 11(a)(i) below, which shall be maintained by Owner throughout the Term, Manager shall maintain the following insurance with respect to the Managed
      Premises:

                  (i) (A) "All-risk" insurance covering the Managed Premises, against loss or damage from normal property perils, in aggregate amounts which shall be not less than 100% percent of replacement cost thereof (without depreciation or coinsurance) and as required to meet then-current building, health and safety codes and other applicable Laws (notwithstanding the foregoing, "all-risk" insurance covering the FF&E within the Managed Premises shall be maintained by Manager throughout the
      Term) and (B) business interruption insurance covering loss of income to both Owner and Manager for a period of twenty-four (24) months resulting from interruption of business caused by the occurrence of any of the risks insured against under the property damage insurance referred to in this
      Section 11(a)(i).

                  (ii) Commercial general liability insurance in an amount not less than a combined single limit of $10,000,000 for each occurrence in or about the Managed Premises, for personal injury and death and property damage, as well as coverage for products and completed operations, in such amount against all claims arising out of alleged (A) bodily injury, (B) death, (C) property damage, (D) assault or battery, (E) false arrest, detention or imprisonment or malicious prosecution, (F) libel, slander, defamation or violation of the right of privacy, (G) wrongful entry or eviction, (H) liquor law or dram shop liability or (I) food poisoning.

                  (iii) Worker's compensation and New York State long-term disability coverage insurance in amounts not less than the amounts prescribed by applicable Laws and employer's liability insurance in an amount equal to not less than $1,000,000 (and scheduled under the commercial general liability insurance policy).

                  (iv) Comprehensive crime insurance, including fidelity bond coverage (including but not limited to computer theft coverage) in an amount equal to not less than $2,000,000.

      During the Term, Owner may change the above-described insurance (including requiring that the limits of any of the above-described insurance be increased) and may require that other or additional insurance be maintained, and the cost thereof shall be an Operating Expense; provided that such changes are consistent with the insurance being maintained (for comparable restaurants) by owners and/or operators of first class hotels in Manhattan. All insurance shall be primary and non-contributory.

            (b) Form of Policies. All insurance required by this Section 11 shall be in such form and with such companies as shall be reasonably satisfactory to Owner and in no event shall be a company that has a Best rating less than A-VIII. Any insurance may be provided under blanket policies of insurance. All property damage insurance maintained pursuant to this Section 11 shall be in the name of Owner (it being agreed that Manager shall have no interest therein and shall not be named as a loss payee thereunder). The liability and business interruption insurance described in Section 11 (a)(ii) shall be in the name of Manager with Owner named as an additional insured and loss payee as their interests may appear. The workmen's compensation and New York disability insurance described in Section 11(a)(iii) and the crime insurance described in
      Section 1l(a)(iv) shall be in the name of Manager with Owner as an additional insured and loss payee. The property damage insurance policy shall provide, if available at reasonable cost, that the insurance company will have no right of subrogation against Owner, Manager or any of their respective Affiliates or the agents or employees thereof unless there is gross negligence on the part of Manager.

            (c) Responsibility to Maintain. The cost of insurance set forth above shall be paid as an Operating Expense. To the extent any such insurance shall cover property in addition to the Managed Premises, the expense of such insurance shall be allocated equitably. Rebates, reductions and other such items shall also be allocated.

            (d) Certificates. If any insurance is procured by Manager, certificates of such insurance policies shall be delivered to Owner simultaneously herewith and thereafter certificates of renewal shall be delivered to Owner not less than thirty (30) days prior to the expiration date of such policies. Owner shall deliver to Manager copies of certificates of insurance policies procured by Owner. All certificates of the insurance provided for under this Section 11 shall specify that the policies to which they relate cannot be cancelled or modified on less than thirty (30) days prior written notice to Owner.

12. Liquor and Other Licenses. (a) Manager shall, promptly upon the execution of this Agreement, apply for, and, on or prior to the Soft Opening Date, Manager shall have procured in respect of the Managed Premises a New York State liquor license, together with any other applicable governmental licenses, permits and approvals necessary for the retail dispensing, service and sale of alcoholic beverages in the Managed Premises (collectively, the "Liquor License") and all other licenses necessary to operate the Managed Premises. Owner shall, to the extent necessary, reasonably cooperate with Manager in obtaining the Liquor License and, if necessary, become a co-signatory on such Liquor License. If Manager is unable to procure the Liquor License on or prior to October 8, 2000, either party may terminate this Agreement. Pending procurement of the Liquor License, Manager shall not serve any alcoholic beverage, except that Manager may serve alcoholic beverages on a complimentary basis in accordance with applicable Law. Manager shall, at all times during the Term, maintain the Liquor License and all other licenses required to operate the Managed Premises in full force and effect.

            (b) In the event that this Agreement shall terminate and the Liquor License shall be in effect, Manager shall act in accordance with Section 20(g)(i) with respect to the transfer of the Liquor License to Owner's name.

13. Maintenance and Repair of Managed Premises.

            (a) Repairs.

                  (i) Manager shall keep the Managed Premises (including, without limitation, all FF&E) in good condition and in accordance with the Operating Standard and, upon expiration or earlier termination of the Term, shall surrender the same to Owner in the same condition as when first occupied, reasonable wear and tear excepted. Manager's obligation shall include, without limitation, the obligation to pay for all damage to the Managed Premises or the FF&E and other installations in the Managed Premises or anywhere in the Hotel caused by Manager, its agents, employees, invitees and licensees. Manager shall not commit or allow to be committed any waste or damage to any portion of the Managed Premises or the Hotel.

                  (ii) Subject to Section 23 herein, Owner shall operate, maintain and repair (and make all necessary replacements to) the portions of the Hotel's systems which provide service to the Managed Premises and to the exterior and foundations of the Hotel and the public portions of the Hotel, both interior and exterior, in accordance with standards applicable to first class hotels in Manhattan. Notwithstanding the foregoing, all damage or injury to the Managed Premises or to any other part of the Hotel or the Hotel's systems, whether requiring structural or non-structural repairs, to the extent caused by or resulting from the negligence or willful misconduct of Manager, or alterations made by Manager, shall be repaired by Owner at the sole cost and expense of Manager.

            (b) Manager shall not make any alterations, changes or improvements to the Managed Premises or to any other part of the Hotel without Owner's consent, which consent may be granted or withheld in Owner's sole discretion; provided, however, that Manager may make minor, solely decorative alterations within the Managed Premises without Owner's consent and Owner shall not unreasonably withhold its consent to alterations which are wholly within the Managed Premises, non-structural in nature, do not
      (x) affect the Hotel's HVAC systems, any structural component of the Hotel, or any areas outside of the Managed Premises, (y) alter the overall appearance or design of the Managed Premises or (z) affect any asbestos or asbestos-containing materials on or within the Managed Premises. Nothing herein shall obligate Owner to permit Gross Revenues to be used for any alterations, changes or improvements to the Managed Premises.

            (c) Environmental Matters.

                  (i) Manager shall fully comply with all applicable environmental laws, rules and regulations with respect to the operation of the Managed Premises and its condition during the term of this Agreement. Manager shall indemnify, defend and hold Owner and its Affiliates harmless from all Environmental Costs (as hereinafter defined) arising out of any such failure by Manager aforesaid to so comply with such Environmental Laws.

                  (ii) Manager shall not use or knowingly permit the use of any portion of the Managed Premises for the production, storage, handling, transfer, treatment, installation, generation, manufacture, disposal, processing, discharge or release of any Hazardous Materials (as hereinafter defined), except those chemicals, substances, and materials customarily used in the operation and maintenance of the Managed Premises and used, stored, handled, transferred, treated, generated, released, and disposed of in compliance with all environmental laws, rules and regulations. Manager hereby agrees to indemnify, defend and hold harmless Owner and all of Owner's Affiliates from all Environmental Costs arising out of, relating to, or in connection with, Manager's breach of its obligations under the preceding sentence.

                  (iii) For purposes hereof:

                        (A) "Environmental Costs" shall mean any actual or
                  potential cleanup costs, remediation, removal, or other response costs (which without limitation shall include costs to come into compliance with environmental laws, rules and regulations), investigation costs (including without limitation fees of consultants, counsel, and other experts in connection with any environmental investigation, testing, audits or studies), losses, liabilities or obligations (including without limitation, liabilities or obligations under any lease or other contract), payments, damages (including without limitation any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including without limitation damages (x) of third parties for personal injury or property damage (except to the extent paid by insurance required to be carried hereunder) or (y) to natural resources), civil or criminal fines or penalties, judgments, and amounts paid in settlement relating to environmental laws, rules and regulations.

                        (B) "Environmental Laws" shall mean without limitation,
                  the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss.9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. ss.ss.11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss.6901 et seq., the Toxic Substances Control Act, 15 U.S.C. ss.ss.2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. ss.ss.136 et seq., the Clean Air Act, 42 U.S.C. ss.ss.7401 et. seq., the Clean Water Act (Federal Water Pollution Control
                  Act), 33 U.S.C. ss.ss.1251 et seq., the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. ss.ss.641, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss.1801, et seq., as any of the above statutes have been or may be amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including leases, asset purchase and merger agreements) relating to Environmental Matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters. "Environmental Matters" Means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Materials into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Materials.

                        (C) "Hazardous Materials" shall mean any pollutants,
                  contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents or chemicals (including, without limitation, petroleum or any by-products or fractions thereof, natural gas, lead, asbestos-containing materials, radon and other radioactive elements, infectious agents, pesticides, flammables, urea formaldehyde foam insulation) which now or hereafter are regulated by or may form the basis of a liability under any applicable federal, state or local environmental laws, rules and regulations, including any of the following:

                              (1) any substance included within the definition
                        of "hazardous substances," "extremely hazardous," "hazardous materials," "hazardous waste," or "toxic substances" in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. ss.11001-11050, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 et seq., the Clean Air Act, 42 U.S.C. Section 2401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., and the Hazardous Materials Transportation Act, 49 U.S.C.
                        Section 1801 et seq., and the regulations adopted and promulgated pursuant to said laws and comparable state and local laws, rules and regulations as any of the above have been or may be amended from time to time;

                              (2) any substance listed in the United States
                        Department of Transportation Table (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances. (40 C.F.R. Part 302 and amendments thereto);

                              (3) any substance which contains polychlorinated
                        biphenyls (PCBs), and any asbestos or asbestos containing substance;

                              (4) any waste, substance or material that exhibits
                        any of the characteristics enumerated in 40 C.F.R. ss. 261.20-261.24, inclusive, or any "extremely hazardous" substance listed under ss. 302 of the Superfund Amendment and Reauthorization Act of l986 ("SARA") that are present in excess of or equal to threshold planning or reportage quantities defined under SARA, or any toxic or hazardous chemical substances that are present in quantities that exceed exposure standards under Sections 6 and 8 of the Occupational Safety and Health Act and 29 C.F.R. Part 1910 subpart 2 or any comparable state or local laws and regulations; and

                              (5) any other substances, materials, wastes,
                        forces (including, without limitations, electromagnetic fields and other radiation) and agents.

            (d) If Manager fails to perform any of its obligations under this
      Section 13, Owner may perform the same at the expense of Manager (x) immediately and without notice in the case of emergency or in case such failure interferes with the uses at the Hotel or with the efficient operation of the Hotel or may result in a violation of any Law (or imminent danger to persons or property) or in a cancellation of any insurance policy maintained by Owner and (y) in any other case if such failure continues beyond any reasonable notice delivered by Owner. If Owner performs any of Manager's obligations under this Agreement, Manager shall pay to Owner the costs thereof, together with interest at the Default Rate from the date incurred by Owner until paid by Manager, within 10 days after receipt by Manager of a statement as to the amounts of such costs. "Default Rate" means the lesser of (i) the base rate from time to time announced by Citibank, N.A. (or, if Citibank, N.A. shall not exist or shall cease to announce such rate, such other bank in New York, New York, as shall be designated by Owner in a notice to

      Manager) to be in effect at its principal office in New York, New York plus 4% and (ii) the maximum rate permitted by law.

            (e) Owner represents that, except as set forth in that certain Phase I Environmental Site Assessment, dated November 24, 1999 prepared by IVI Environmental, Inc., (I) the Managed Premises are not in violation of any Environmental Law which, individually or in the aggregate, would be expected to have a material adverse effect on the Managed Premises or the operation thereof and (II) no Hazardous Materials are present in the Managed Premises. Owner hereby agrees to indemnify, defend and hold harmless Manager from and against any Environmental Costs incurred by Manager as a result of the inaccuracies of the representations made by Owner in this Section 13(e).

14. Loading Docks. Manager shall use the Hotel loading docks for shipping (if any) and receiving of all Operating Supplies, food and beverages, and other items and materials used in connection with the operation of the Managed Premises, subject to such reasonable rules and regulations as Owner may specify from time to time. Owner and Manager shall use all reasonable efforts to cause persons making deliveries for Manager at the loading docks to convey the delivered goods directly to the Managed Premises through such areas of the Hotel as Owner shall direct; provided, that if such persons refuse to do so or Owner determines that conveyance through the Hotel may cause labor disharmony or a security risk or otherwise be disadvantageous to the Hotel, Manager shall use its own personnel to transport such deliveries from the loading docks to the Managed Premises through such areas of the Hotel as Owner shall direct.

15. Services.

            (a) Electricity. Owner shall furnish basic electricity to the Managed Premises. Manager shall at all times comply with the rules and regulations of the utility company supplying electricity to the Hotel. Manager shall not use any electrical equipment which, in Owner's reasonable judgment, would exceed the capacity of the electrical equipment serving the Managed Premises or interfere with the electrical service to other areas of the Hotel. If Owner, in the exercise of its reasonable judgment, determines that Manager's electrical requirements necessitate installation of any additional risers, feeders or other electrical distribution equipment (collectively, "Electrical Equipment"), or if Manager provides Owner with evidence reasonably satisfactory to Owner of Manager's need for excess electricity and requests that additional Electrical Equipment be installed, Owner shall, at Manager's expense, install such additional Electrical Equipment, provided that Owner, in its reasonable judgment, considering the potential needs of the Hotel, determines that (a) such installation is practicable and necessary, (b) such additional Electrical Equipment is permissible under applicable laws, and (c) the installation of such Electrical Equipment will not cause permanent damage or injury to the Hotel or the Managed Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, interfere with or disturb or limit electrical usage at the Hotel or exceed the limits of the switchgear or other facilities serving the Hotel, or require power in excess of that available from the public utility serving the Hotel. Any reasonable costs actually incurred by Owner in connection therewith shall be paid by Manager within 20 days after the rendition of a bill therefor together with reasonable supporting documentation. Manager shall not make or perform, or permit the making or performance of, any alterations to wiring installations or other electrical facilities in or serving the Managed Premises without the prior consent of Owner, in each instance.

            (b) Heating, Ventilation and Air Conditioning. Owner shall furnish to the Managed Premises basic heating, ventilation and air-conditioning ("HVAC"). Owner, at its expense, shall repair and maintain the HVAC System in good working order, provided repairs required as a result of the negligence or willful misconduct of Manager, its agents or employees, shall be performed at Manager's expense. Owner shall have access to all air-cooling, fan, ventilating and machine rooms and electrical closets and all other mechanical installations in or about the Managed Premises (collectively, "Mechanical Installations"), and Manager shall not construct partitions or other obstructions which would reasonably be anticipated to interfere with Owner's access thereto or the moving of Owner's equipment to and from the Mechanical Installations. Neither Manager, nor its agents, employees or contractors shall at any time enter the Mechanical Installations or tamper with, adjust, or otherwise affect such Mechanical Installations.

            (c) Water, Gas, Steam. Owner shall provide to the Managed Premises hot and cold water, gas and steam. If Manager requires or uses water, gas or steam in excess of the amounts furnished, Owner may install a meter to measure the water, gas or steam furnished. Manager shall pay the cost of such installation, and for all maintenance, repairs and replacements thereto, and for the reasonable charges of Owner for the water, steam or gas furnished. If any tax is imposed upon Owner's receipts from the sale or resale of water or steam to Manager, Manager shall reimburse Owner for such tax, if and to the extent permitted by law.

            (d) Service Charge. Manager shall pay to Owner for the services described in paragraphs (a) - (c) above an amount equal to $500 per month (the "Monthly Service Charge"), payable on the first business day of each month during the Term. Owner shall review the rates charged to Owner for the services provided above on a quarterly basis and, to the extent such rates increase, the Monthly Service Charge shall increase accordingly.

            (e) Refuse and Rubbish Removal. Owner shall provide refuse and rubbish removal services at the Managed Premises pursuant to regulations reasonably established by Owner. Manager shall pay to Owner on the first business day of each month during the Term amount equal to $1,667.00 for such service; provided that to the extent Owner's refuse contract (or other costs in connection with the provision of refuse services) increases, the monthly charge for refuse stated above shall increase accordingly. Manager shall not dispose of any refuse and rubbish in the public areas of the Hotel, and if Manager or any party under the control of Manager shall do so, Manager shall be liable for Owner's reasonable charge for such removal. Manager shall observe such additional rules and regulations regarding rubbish removal and/or recycling as Owner may, from time to time, reasonably impose.

      Owner may stop or interrupt electricity or any other service and may stop or interrupt the use of any Hotel facilities and systems at such times as may be necessary and for as long as may reasonably be required by reason of accidents, strikes, or the making of repairs, alterations or improvements, or inability to secure a proper supply of fuel, gas, steam, water, electricity, labor or supplies, or by reason of any other cause beyond the reasonable control of Owner. Owner shall have no liability to Manager by reason of any stoppage or interruption of electricity or any other service or the use of any Hotel facilities and systems for any reason. Owner shall use reasonable diligence to make such repairs as may be required to machinery or equipment within the Managed Premises or the Hotel to cause the same to be restored by diligent application or request to the provider.

16. Marketing. Manager shall plan and execute a comprehensive marketing program for the Managed Premises in accordance with the Operating Standard and the Annual Approved Operating Budget, or otherwise subject to Owner's prior written approval, which approval shall not be unreasonably withheld. Notwithstanding the foregoing sentence, all advertisements placed in Hotel guest rooms or public areas and all advertisements using the names "Plaza" or "The Plaza Hotel" or any combination thereof, shall be subject to the prior approval of Owner, which approval may be granted or withheld in Owner's sole discretion; provided, however, that any such advertisements using such names in a non-prominent manner or to otherwise indicate the Managed Premises address shall not be subject to Owner's prior approval. Owner may, in connection with Owner's marketing of the Hotel (by advertising or otherwise), mention the name of, or otherwise describe or depict, the Managed Premises without Manager's approval and Manager shall cooperate with Owner in connection therewith.

17. Preferential Treatment of Hotel Guests; Room and Credit Charges. Manager shall use its best efforts to provide preferential treatment to Hotel guests in accommodating reservation or drop-in seating requests. Manager shall honor all Hotel guest, room account and Hotel credit account charges. Manager shall, throughout the Term, use the Hotel's "Micros" system or other centralized point of sale system (collectively, the "System"). So long as Manager is not in default under this Agreement beyond any applicable notice or grace period, Owner shall cause the amount collected by or on behalf of Owner in respect of those Hotel guest rooms and Hotel credit account charges to be paid to Manager on a weekly basis, subject to a service charge in the aggregate amount of the service charges or commissions, if any, payable by Owner to any third parties in respect of such Hotel guest room and Hotel credit account charges. Any credit losses in respect of Hotel guests shall be charged as follows: If the credit charge was confirmed at the time of incurrence as accepted by the System, then the loss shall be charged to Owner; if the credit charge was not so accepted, then the loss shall be charged to Manager. The party bearing the credit loss shall be obligated to contribute the full amount thereof to Gross Revenues from its own funds at the same time as the charges would have been received as Gross Revenues but for the credit loss (and without the same being treated as an Operating Expense or otherwise being entitled to reimbursement) under this Agreement.

18. Moviehouse Entrance; Landmarks.

            (a) The Managed Premises and its guests shall be entitled to the non-exclusive use of (i) the entrance to the Hotel located on the 59th Street side of the Hotel in the area designated on Exhibit G-1 (the "59th Street Entrance") and (ii) that certain stairway connecting the ground floor of the Hotel to the basement level of the Hotel, as more particularly described on Exhibit G-2.

            (b) Owner shall apply to the New York City Landmarks Preservation Commission (the "LPC") for permission to affix a brass plaque setting forth the name of the restaurant being operated in the Managed Premises (the "Restaurant Name") to the exterior wall of the Hotel adjacent to the 59th Street Entrance. Manager's design (including, without limitation, the dimensions) of such plaque shall be subject to the prior approval of Owner, which approval shall not be unreasonably withheld. Manager acknowledges that Owner shall have no liability, and this Agreement shall continue in full force and effect, if such application is not approved by the LPC. All costs incurred by Owner in connection with such application, including, without limitation, architect's fees, shall be deemed Project Costs.

            (c) If Owner's application described in paragraph (b) above is not approved by the LPC, Owner shall cause the Restaurant Name to be affixed to a stand-alone sign next to the 59th Street Entrance, in a manner and using a design and materials proposed by Manager, and, in any event, not requiring the approval of the LPC (if possible), but subject in any case to the prior approval of Owner, which approval shall not be unreasonably withheld. Owner shall have no liability, and this Agreement shall remain in full force and effect, if the LPC (or any other governmental authority) shall prohibit the placement of the stand-alone sign described in this paragraph (c) or the same shall not be permitted by applicable Law.

            (d) Manager is hereby notified that the Managed Premises are subject to the jurisdiction of the LPC. In accordance with sections 25-305, 25-306, 25-309 and 25-310 of the Administrative Code of the City of New York and the rules set forth in Title 63 of the Rules of the City of New York, any demolition, construction, reconstruction, alteration or minor work as described in such sections and such rules may not be commenced within or at the Managed Premises without the prior written approval of the LPC. Manager is notified that such demolition, construction, reconstruction, alterations or minor work includes, but is not limited to,
      (i) work to the exterior of the Hotel involving windows, signs, awnings, flagpoles, banners and storefront alterations and (ii) interior work to the Managed Premises that (x) requires a permit form the Department of Buildings or (y) changes, destroys or affects an interior architectural feature of an interior landmark or an exterior architectural feature of an improvement that is a landmark or located on a landmark site or in a historic district.

19. Title to Managed Premises Property. Title to the Managed Premises and all Managed Premises assets, including, without limitation, all real and personal property, tangible and intangible, including the Accounts, all FF&E, Operating Supplies and Restaurant inventory, the Restaurant Name, and any trademarks, service-marks or tradenames now or hereafter existing, including, without limitation, title to the name "The Plaza Hotel," the crested logo, the names of the Hotel restaurants, banquet rooms, bars and other public rooms and other materials relating to the Managed Premises and any software or other intellectual property used in connection with the Managed Premises shall, at all times, remain the sole property of Owner and neither Manager nor Manager's principals or Affiliates shall have any interest therein. Manager shall, from time to time, at Owner's request, execute and deliver such additional documents, agreements, certificates or instruments as are necessary or desirable, in Owner's sole discretion, to better evidence or to vest title to any such assets in Owner. Notwithstanding the foregoing, Owner shall not use the Restaurant Name at any other location without Manager's consent and if Owner terminates this Agreement, Owner shall not thereafter use the Restaurant Name at the Hotel without the consent of Manager; provided that

Owner shall be allowed a reasonable period of time (not to exceed 180 days) to effectuate a transition of the Restaurant Name.

20. Termination Events; Events of Default; Return of Invested Capital.

            (a) This Agreement shall, at Owner's option, terminate and be of no further force or effect upon the occurrence of any of the following:

                  (i) Manager's failure to achieve the applicable Performance Goals, in which event Manager shall be entitled to the payment referred to in Section 20(c);

                  (ii) at any time, upon 90 days' prior notice by Owner to Manager, in which event Manager shall be entitled to the payment referred to in Section 20(d);

                  (iii) if (x) Manager shall be unable to obtain a Liquor License on or prior to the Soft Opening Date or (y) additional monies are required to pay Operating Expenses and no funds remain in the Working Capital Account and neither party elects to fund the Additional Working Capital Contributions in accordance with Section 7(a), then, in either case, Owner shall have no obligation to return any of Manager's Contributions or to make any other payment to Manager; or

                  (iv) if, at any time, the individuals who (i) direct the daily operations of Parent and/or (ii) have overall control and decision-making authority with respect to the business and management of Parent (the individuals described in clauses (i) and (ii) are collectively, the "Control Persons") shall be other than (A) the Control Persons existing on the date hereof (the "Current Control Persons") or (B) individuals appointed by the Current Control Persons (or their successors) in the ordinary course of the operation of Parent's business (as opposed to, for example, appointing a Control Person in anticipation of, or in connection with, the merger, consolidation or other transfer of any direct or indirect interest in Parent).

            (b) The occurrence of any one or more of the following events shall constitute an "Event of Default":

                  (i) the suspension for more than one week or revocation of the Liquor License or other material license for the Managed Premises or the Hotel, in each case, resulting from Manager's or Manager's employees', agents' or contractors' acts or omissions, unless (and for so long as) a court of competent jurisdiction stays the effect of any such suspension or revocation such that (except for a suspension of not more than one week) there is no effect on the continued operation of the Restaurant (including the sale of alcohol);

                  (ii) the Bankruptcy of Manager or Parent;

                  (iii) the occurrence of an event (A) at or relating to the operation of the Managed Premises or (B) with respect to Manager, Parent, or any Affiliate thereof, which, in Owner's reasonable judgment, is materially damaging to the reputation of the Hotel or Owner, or in Owner's reasonable judgment otherwise causes Manager to be viewed as disreputable; provided that Manager shall be entitled to furnish Owner reasonable evidence in opposition to Owner's judgment (it being understood that, upon review of such evidence, Owner's judgment shall prevail);

                  (iv) the breach of any provisions of this Agreement not otherwise specified in this Section 20(a) by Manager and Manager's failure, as applicable, to cure such breach within 10 days following notice thereof from Owner; provided, however, if in Owner's reasonable judgment the default is curable, but cannot with due diligence be cured within such 10-day period, an Event of Default shall not be deemed to have occurred if Manager shall have commenced to cure such breach within such 10-day period and thereafter diligently continues to prosecute such to completion;

                  (v) the breach of any provision under the Guaranty (as hereinafter defined);

                  (vi) the failure by Manager to make any required payment, when due, pursuant to this Agreement, within 5 business days after notice from Owner;

                  (vii) any warranty or representation made herein or any document or financial statement or report executed or delivered in connection herewith or pursuant hereto is inaccurate in any material respect;

                  (viii) if Parent or any of its subsidiaries shall fail to own and/or operate at least five (5) restaurants comparable to the Comparable Restaurants;

                  (ix) if Parent shall transfer, assign or encumber any of its interest in Manager; or

                  (x) any other breach of Manager's obligations under this Agreement which shall continue following 5 business days after notice from Owner.

            (c) If this Agreement terminates as a result of the event described in (I) Section 20(a)(i) above, simultaneously with the Final Accounting described in Section 20(g)(iii) below, Manager shall be entitled to the return of fifty percent (50%) of the then outstanding balance of Manager's Contributions and (II) Section 20(a)(iv) above, simultaneously with the Final Accounting described in paragraph (g)(iii) below, Owner shall (x) return to Manager the then outstanding balance of Manager's Contributions and (y) pay to Manager an amount equal to the greater of $700,000 or, if after the 1st anniversary of the Term (A) the Additional Management Fee which the parties reasonably project will be paid to Manager during the 4th year of the Term (the "4th Year Fee") if such termination shall occur during the period commencing on the date immediately succeeding the 1st anniversary of the date of this Agreement and ending on the date that is the 2nd anniversary of the date of this Agreement, (B) the 4th Year Fee multiplied by two (2) if such termination shall occur during the period commencing on the date immediately succeeding the 2nd anniversary of the date of this Agreement and ending on the date that is the 3rd anniversary of the date of this Agreement, (C) the 4th Year Fee multiplied by three
      (3) if such termination shall occur during the period commencing on the date immediately succeeding the 3rd anniversary of the date of this Agreement and ending on the date that is the 4th anniversary of the date of this Agreement and (D) in accordance with Section 20(d)(ii) if such termination shall occur on or after the 4th anniversary of the date of this Agreement.

            (d) Upon termination of this Agreement solely upon the election of Owner, as described in Section 20(a)(ii) above, Owner shall, simultaneously with the Final Accounting described in Section 20(g)(iii) below, (i) return to Manager the then outstanding balance of Additional Manager Contributions and (ii) pay to Manager an amount equal to the Additional Management Fee paid to Manager during the immediately preceding calendar year multiplied by four (4) or, if the number of years remaining until the expiration of the Term shall be less than four (4), then such lesser number; provided, however, that if notice of termination is given prior to the end of the fourth (4th) year of the Term, the amount payable under Section 20(a)(ii) above shall be based upon the amount of Additional Management Fees which the parties reasonably project will be paid to Manager during the 4th year of the Term.

            (e) If Manager has defaulted under this Agreement under Section 20(b), Owner may terminate this Agreement without any obligation to return Manager's Contributions (or any other amounts contributed by Manager) and may exercise any other remedies available to Owner at law or otherwise.

            (f) Upon the expiration or earlier termination of this Agreement, all Termination Costs (as defined below) which shall be payable to Staff shall be the sole and exclusive obligation of Owner if such termination shall have occurred as a result of Section 20(a)(ii) and all Termination Costs shall be the sole and exclusive obligation of Manager (and the cost thereof shall be paid by Manager and shall not be an Operating Expense) if this Agreement terminates as a result of an Event of Default under Section 20(b). If this Agreement terminates for any reason other than as expressly set forth above, Owner and Manager shall each pay one-half (1/2) of the Termination Costs. "Termination Costs" shall mean all severance payments, payment of accrued fringe benefits and other costs and expenses arising from, or at the termination of, an employee's employment at the Managed Premises (whether arising pursuant to the terms of any agreement with such employee (including any collective bargaining agreement) or pursuant to applicable Laws). If there are not sufficient Gross Revenues to pay the Termination Costs, the parties shall utilize any remaining amounts in the Working Capital Account towards the payment of the Termination Costs.

            (g) Transition Procedures. Upon the expiration or earlier termination of this Agreement, for whatever reason, Owner and Manager shall do the following (and the provisions of this Section 20(g) shall survive the expiration or termination of this Agreement until they have been fully performed):

                  (i) Licenses. Manager shall execute all documents and instruments reasonably necessary to transfer (if transferable) to Owner or its nominee all permits and licenses held by Manager with respect to the Managed Premises. In the event such permits and licenses are not transferable, Manager will cooperate with Owner in Owner's efforts to obtain new licenses and permits with respect to the Managed Premises. If the Liquor License shall not be transferred to Owner on or prior to the date (the "License Due Date") that is 30 days following the expiration or earlier termination of this Agreement, for each day thereafter that the Liquor License shall not have been transferred to Owner's name, Manager shall pay to Owner liquidated damages in an amount equal to 150% of the average daily receipts with respect to beverages served at the Managed Premises for the 12-month period immediately preceding the License Due Date.

                  (ii) Books and Records. All books and records for the Managed Premises kept by Manager shall be turned over to Owner so as to ensure the orderly continuance of the operation of the Managed Premises.

                  (iii) Final Accounting. Manager shall prepare and deliver to Owner an interim accounting statement with respect to the Managed Premises dated as of the Expiration Date within forty-five (45) days following the Expiration Date and a final accounting statement within ninety (90) days following the Expiration Date. Within ten (10) business days following Owner's receipt and approval of such final accounting statement, a reconciliation shall be made of any amounts, if any, due Manager as of the Expiration Date and Manager shall reimburse Owner for any overpayment made to Manager with interest thereon at the "prime rate" announced by Citibank N.A. from time to time plus 1%.

            (h) Holdover. If Manager continues to operate or occupy the Managed Premises without the consent of Owner after the expiration or earlier termination of this Agreement, Manager shall (a) be liable to Owner for the greater of (X) two (2) times the fair market rental value of the Managed Premises at the time of the holdover (as determined by an independent third party reasonably selected by Owner who shall have at least 10 years experience in the New York commercial real estate market) and (Y) two (2) times the amount of Cash Flow for the 12-month period immediately prior to such holdover, and (b)indemnify Owner against (i) any amounts which Owner may be required to pay to any subsequent manager or occupant of any part of the Managed Premises (a "New Occupant") or (ii) any amounts which Owner shall incur in connection with re-using the Managed Premises (for banquet rooms or otherwise), by reason of the late delivery of space to the New Occupant as a result of Manager's holding over or in order to induce such New Occupant not to terminate its agreement by reason of the holding over by Manager, (iii) the loss of the benefit of the bargain if any New Occupant shall terminate its agreement by reason of the holding over by Manager or other termination of an agreement in connection with Owner's re-use of the Managed Premises and
      (iv) any claim for damages by any New Occupant. No holding over by Manager after the Term shall operate to extend the Term. This Section 20(h) shall not reduce any other rights of Owner at law or in equity.

21. Owner's Right to Finance.

            (a) Owner shall have the right without the approval of Manager at any time and from time to time to (i) assign or encumber (A) all or any part of its interest in the Hotel or any ground lease or other superior lease affecting all or any portion of the Hotel (a "Ground Lease") by way of any one or more Secured Loans or otherwise and (B) its interest in this Agreement as security to any holder of a Secured Loan (a "Holder") or a landlord under a Ground Lease (a "Landlord") or (ii) enter into a Ground Lease covering all or any portion of the Hotel. In connection with any transactions permitted under this Section 21, Owner may, without the consent of Manager, create a security interest in any Account for the benefit of a Holder (it being agreed that the creation of security interest shall not affect Manager's right to use the same during the Term as provided for in this

      Agreement) and the Manager shall take such steps as shall be reasonably requested by a Holder or prospective Holder in order to perfect or otherwise effectuate such security interest. In addition, if requested by any Holder, Manager agrees to consent to, execute and deliver any reasonable modification to this Agreement, provided that such modification would not (x) reduce, defer, or delay the amount of any payment to be made to Manager hereunder, (y) materially increase Manager's obligations hereunder, or (z) shorten the term of this Agreement.

            (b) Owner may, from time to time without the consent of Manager, enter into, modify or terminate any Secured Loan or Ground Lease.

            (c) This Agreement does not create any interest in real or personal property, or any lien or encumbrance on any Ground Lease or on the Hotel. Unless Owner otherwise elects in writing, the rights of Manager hereunder, whether with respect to the Hotel and the revenue thereof or otherwise, shall be inferior and subordinate to the rights and remedies of any Holder and, in confirmation thereof, Manager shall promptly execute and deliver such instruments as any Holder may reasonably request in recordable form for the State of New York and County of New York, but no such instruments shall be necessary in order to make the provisions of this Section 21(c) effective.

            (d) This Agreement and any extension hereof shall be subject and subordinate to any and all Secured Loans and Ground Leases affecting the Hotel and any and all renewals, modifications, consolidations, replacements and extensions thereof.

            (e) (i) If (A) any Holder, such Holder's nominee or designee, any purchaser at a sale in connection with the foreclosure of a Secured Loan, or (B) any purchaser of the Hotel or any interest therein following (I) the foreclosure of a Secured Loan or (II) any transfer to the Holder, such Holder's nominee or designee (any or all of which parties described in clause (A) and (B) are herein referred to as the "Successor Owner"), shall succeed to Owner's interest in the Hotel, such Successor Owner may terminate this Agreement, in which event Manager shall, within 30 days (or such greater period, not to exceed one year, as Successor Owner shall specify in Successor Owner's notice of termination) after notice of the exercise of such option peaceably quit and surrender the Managed Premises.

                  (ii) If this Agreement is terminated by Successor Owner in accordance with Section 20(g), the Successor Owner shall have no obligation to pay any sums due to Manager under this Agreement, whether by reason of Manager's services hereunder or the termination of this Agreement, including any claims for indemnity by Manager, except for any sums which accrued during the period following the date on which Successor Owner shall have succeeded to Owner's interest in the Hotel until such termination; provided, that Manager shall retain all of its rights to seek payment of such sums from Owner. Prior to the date on which Manager relinquishes management of the Managed Premises following any such termination, (A) Manager shall operate the Managed Premises pursuant to the terms of this Agreement, (B) the Successor Owner shall assume all of the obligations of the Owner (other than any obligations under Section 20(c) or (d) and (C) Manager shall be entitled to receive all fees (including the Management
      Fee) to which it is entitled pursuant to the terms of this Agreement through such date.

                  (iii) If the Successor Owner elects to keep this Agreement in effect, Manager shall attorn to Successor Owner and to continue this Agreement in full force and effect according to the terms hereof in favor of Successor Owner, and in no event shall Successor Owner be subject to (nor shall its rights to terminate this Agreement be abrogated by) any claim, obligation or right of setoff arising from defaults by the prior Owner.

                  (iv) If there is more than one Holder, the Holder whose security interest is senior in lien shall have the prior right to exercise the rights of a Holder under this Section 21(e), unless and to the extent that another Holder is designated in writing by the Holder of such senior security interest.

                  (v) No amendment, modification, termination or surrender of this Agreement shall be binding unless each Holder of which Owner has notified Manager, and whose consent is required under its Secured Loan, shall have consented thereto in writing.

                  (vi) Upon request of Owner, Manager shall enter into an agreement with any Holder (and, at Owner's request, with Owner) (A) pursuant to which Manager, inter alia, (I) acknowledges that Owner's interest in this Agreement has been assigned as security to such Holder, and (II) agrees that upon notice from such Holder, Manager shall make all payments otherwise due to Owner directly to or at the direction of such Holder unless and until such Holder, or a court of competent jurisdiction, otherwise directs, and (B) which contains such other terms as are customarily included for the protection of a holder of a Secured Loan on a first-class hotel.

22. Transactions with Affiliates.

            (a) Manager shall not enter into any transaction or make any payment of funds to any Affiliate without Owner's consent, which consent may be granted or withheld in Owner's sole discretion.

            (b) Notwithstanding the foregoing, Manager may effectuate "bulk buying" of goods and services on behalf of the restaurant being operated in the Restaurant together with other restaurants owned or managed by Manager or its Affiliates provided (i) such arrangements are disclosed in writing in advance to Owner; (ii) Manager and its Affiliates do not make any profit or markup through such bulk buying, and the Restaurant receives its allocable share of any discounts or rebates or similar benefits resulting from such bulk buying, (iii) the quality is at least as high as, and the cost is no greater than, the Restaurant could obtain directly without such arrangements and (iv) Owner receives such documentation as it shall request to evidence Manager's compliance with clauses (i)-(iii) above. In furtherance of clause (iii) above, Owner may require Manager, from time to time, to seek bids or quotes from independent suppliers for such goods and services and to procure from such suppliers if such suppliers' costs are lower than those of Manager or its Affiliates for comparable goods and/or services.

            (c) Manager may allocate to the Restaurant, as well as other restaurants owned or managed by Manager or its affiliates, the services ("Group Services") described on Exhibit I. Such allocation shall be made in accordance with the method described on such Exhibit and in accordance with the following terms and conditions:

                  (i) The scope, cost and type of Group Services shall be subject to Owner's approval unless set forth in an Approved Annual Operating Budget or otherwise approved by Owner;

                  (ii) Group Services shall be provided without profit or markup to Manager and the Restaurant shall be entitled to its allocable share of any discounts, rebates or similar benefits resulting from Group Services;

                  (iii) Owner shall be given reasonable backup and documentation for Group Services (including the cost thereof), and shall be permitted to audit the records relating thereto;

                  (iv) Owner shall be entitled to require Manager to cause the Restaurant to discontinue participating in Group Services if the number of restaurants participating therein is less than five (5) (including the Restaurant);

                  (v) If the basis on which any other restaurant participates in Group Services is more favorable than that upon which such Group Services are provided to the Restaurant, the Restaurant shall participate on such more favorable basis rather than in accordance with the method specified on Exhibit I.

                  (vi) In no event shall the Group Services exceed the amount set forth in the Approved Annual Operating Budget (even if the Restaurant's allocable share for the expenses of Group Services has been increased as a result of Manager having ceased to provide a Group Service to other restaurants).

23. Damage or Destruction.

            (a) If (x) the Managed Premises or the Hotel shall be "Substantially Damaged" (as defined below) by fire or other casualty (a "Substantial Damage Termination") or (y) the Managed Premises or the Hotel shall be damaged (whether or not substantially damaged) by an Unrestorable Casualty (as hereafter defined) then, in any such case, Owner shall have the right to terminate this Agreement by delivering written notice thereof to Manager and this Agreement shall terminate ninety (90) days following the delivery of such notice. For purposes hereof, an "Unrestorable Casualty" shall mean a fire or other casualty in respect of which (1) the "net insurance proceeds" are not fully sufficient to restore the damaged or destroyed portion of the Hotel (including the Managed Premises) so that the Hotel (including the Managed Premises) shall be either substantially the same as it was prior to such casualty or an otherwise architecturally complete and economically viable restaurant of the same class, character and scope or (2) it is not reasonably practicable to restore the Hotel or Managed Premises by reason of applicable zoning law or other Laws or for other reasons beyond Owner's reasonable control. Owner shall exercise its right to terminate this Agreement (I) in the case of a Substantial Damage Termination, not later than ninety (90) days following adjustment of the claim under the Hotel's casualty policy (i.e., payment of the net insurance proceeds to Owner), or (II) in the case of an Unrestorable Casualty, not later than ninety (90) days following Owner's final determination that such casualty constitutes an Unrestorable Casualty. For the purposes hereof, the Managed Premises shall be deemed to have been "Substantially Damaged" if (i) the estimated length of time required to restore the Managed Premises substantially to its condition and character just prior to the occurrence of such casualty shall be in excess of ninety
      (90) days or, if the casualty occurs in the last two calendar years of the Term, in excess of three (3) months, or (ii) if the estimated cost of restorations exceeds 10% of the then current replacement cost of the Managed Premises (if the Managed Premises are destroyed) or Hotel (whether or not the Managed Premises are destroyed), or if the casualty occurs in the last two calendar years of the Term, such estimated cost of restoration of the Managed Premises or Hotel exceeds 5% of the then current replacement cost of the Managed Premises or Hotel.

      If this Agreement shall not terminate in the event of damage to the Hotel or the Managed Premises, either because (i) the damage or casualty shall not give rise to a right of Owner to terminate this Agreement or (ii) notwithstanding Owner's right to terminate this Agreement, Owner does not elect to terminate this Agreement within the applicable time periods, then, provided restoration is permitted under the terms of any Secured Loan or Ground Lease and Owner shall have received "net insurance proceeds" sufficient to complete restoration, Owner shall (unless Manager elects to terminate this Agreement as provided below) proceed with all due diligence to commence and complete the restoration of the Managed Premises to its condition and character just prior to the occurrence of such casualty or otherwise to a standard for a restaurant of similar class, character and scope, and if such restoration is not substantially completed within two (2) years following the occurrence of the casualty, then Manager shall, as its sole remedy, have the right to terminate the Agreement by delivering notice thereof to Owner, in which case this Agreement shall terminate ninety (90) days after the delivery of such notice. If at any time Owner notifies Manager in writing that it will take more than two (2) years to substantially complete such restoration together with a revised estimate of the time for substantial completion, Manager shall, within 30 days after receipt of such notice, either elect to terminate or elect to stay (provided Owner completes such restoration within the revised estimated time).

24. Eminent Domain. If any portion of the Hotel, or such substantial portion thereof as to make it infeasible, in the reasonable opinion of Owner, to restore and continue to operate the Managed Premises for the purposes contemplated hereby, shall be taken through the exercise, or by agreement in lieu of the exercise, of the power of eminent domain, then upon the date that the Owner shall be required to surrender possession of the Hotel, or a portion thereof, this Agreement shall terminate. If such taking of a portion of the Hotel shall not make it infeasible, in the reasonable opinion of Owner, to restore and continue to operate the Managed Premises, then this Agreement shall not terminate, and Owner shall proceed with all due diligence to repair any damage to the Hotel (or the Managed Premises, as applicable), or to alter or modify the Hotel so as to enable the Managed Premises to be of substantially the same type and class as before; and if such restoration is not completed within two (2) years following the taking, then Manager shall, as its sole remedy, have the right to terminate this Agreement by delivering notice thereof to Owner, in which case this Agreement shall terminate sixty (60) days following the delivery thereof. In any event, all proceeds from any taking shall belong solely to Owner, and Manager shall not be entitled to any portion thereof, provided that Manager shall have the right by separate petition to seek to recover the value of the remaining term of this Agreement so long as the same shall not limit or interfere with any claims of Owner with respect to such taking

25. Manager's Obligations Personal. The rights and obligations of Manager under this Agreement shall be personal to Manager and may not be assigned or otherwise delegated by Manager without Owner's consent, which consent may be granted or withheld by Owner in its sole discretion.

26. Assignment by Manager; Change In Control. Manager shall not have the right to assign or encumber any of its rights or obligations under this Agreement without the approval of Owner and any purported assignment or encumbrance by Manager without the approval of Owner shall be null and void and of no force or effect.

27. (a) Representations and Warranties of Manager. In order to induce Owner to enter into this Agreement, Manager does hereby make the following representations and warranties:

            (i) the execution of this Agreement is permitted by the organizational documents of Manager and this Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of Manager enforceable in accordance with the terms hereof;

            (ii) there is no claim, litigation, proceeding or governmental investigation pending, or to the best of Manager's knowledge, threatened, against or relating to Manager (or Manager's affiliates), or the business of Manager (or its Affiliates) or the transactions contemplated by this Agreement which does, or may reasonably be expected to, adversely affect the ability of Manager to enter into this Agreement or to carry out its obligations hereunder; and

            (iii) neither the consummation of the actions contemplated by this Agreement on the part of Manager to be performed nor the fulfillment of the terms, conditions and provisions of this Agreement, conflicts with or will result in the breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement, indenture, instrument or undertaking to which Manager (or its Affiliates) is a party or by which it is bound.

      (b) Representations and Warranties of Owner. In order to induce Manager to enter into this Agreement, Owner does hereby make the following representations and warranties:

            (i) the execution of this Agreement is permitted by the partnership agreement of Owner and this Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of Owner enforceable in accordance with the terms hereof;

            (ii) there is no claim, litigation, proceeding or governmental investigation pending, or to the best of Owner's knowledge, threatened, against or relating to Owner (or Owner's affiliates), or the business of Owner (or its Affiliates) or the transactions contemplated by this Agreement which does, or may reasonably be expected to, adversely affect the ability of Owner to enter into this Agreement or to carry out its obligations hereunder; and

            (iii) neither the consummation of the actions contemplated by this Agreement on the part of Owner to be performed nor the fulfillment of the terms, conditions and provisions of this Agreement, conflicts with or will result in the breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement, indenture, instrument or undertaking to which Owner (or its Affiliates) is a party or by which it is bound.

28. No Partnership. Nothing in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Owner and Manager, or be construed to be or create a lease or sublease by Manager of the Managed Premises.

29. Guaranty. Simultaneously with the execution hereof, Parent shall execute an unconditional Guaranty of payment and Manager's obligations (the "Guaranty") under this Agreement in the form attached as Exhibit J.

30. Indemnity.

            (a) Manager hereby covenants and agrees to indemnify, save, defend, at Manager's sole cost and expense, and hold harmless, Owner, Owner's Affiliates, and the officers, directors, agents, employees, legal representatives and shareholders of Owner and Owner's Affiliates and the successors and assigns of each of the foregoing (all of such Persons being collectively referred to herein as the "Owner Indemnified Persons" and each such reference to such term shall jointly and severally apply to each such Person) from and against the full amount of any and all costs or expenses (including attorneys fees), which may be asserted against any Owner Indemnified Persons, arising from, in respect of, as a consequence of, or in connection with any of the following: (i) the management, operation or maintenance of the Managed Premises to the extent caused by the negligence or misconduct of Manager or any Person acting under the control or direction of Manager; (ii) any wrongful termination or discrimination claims made by any employee at the Managed Premises; and
      (iii) any breach or nonfulfillment, in any material respect of the representations, warranties, covenants or agreements made by Manager in this Agreement.

            (b) Owner, at Manager's expense if and to the extent not covered by insurance or if Manager does not undertake the defense of such action, suit or proceeding in a timely manner, may defend such action, suit or proceeding or cause the same to be defended by counsel designated by Owner, subject to the reasonable approval of Manager, which approval shall not be unreasonably withheld, conditioned or delayed; provided that any counsel selected by Owner's insurance company shall be deemed reasonably acceptable to Manager and, if Manager shall defend Owner, the counsel selected by Manager shall be reasonably approved by Owner. Manager's duty to indemnify Owner and Owner's Affiliates shall survive the termination of this Agreement and shall apply to any event or occurrence arising before or after the execution or termination, as the case may be, of this Agreement.

31. Reimbursement. If Owner shall make any payments with respect to the Managed Premises for which reimbursement shall be required by Manager, Manager shall reimburse Owner therefor within 30 days after notice is given by Owner.

32. Previous Agreements; Amendments. This Agreement supersedes all previous contracts, agreements and understandings of the parties, either oral or written, relating to the Hotel, Owner, the Managed Premises or the transactions contemplated hereby. This Agreement cannot be modified, or any of the terms hereof waived, except by an instrument in writing executed by the party against whom enforcement of the modification or waiver is sought.

33. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute one and the same instrument.

34. Further Assurances. Owner and Manager shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding and enforceable as between them and as against third parties and to carry out the purposes and intents of this Agreement.

35. Waiver. The waiver of any of the terms and conditions of this Agreement on any occasion or occasions must be in writing and shall not be deemed a waiver of such terms and conditions on any future occasion.

36. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Owner, its successors and assigns, and shall be binding upon and inure to the benefit of Manager, its permitted successors and assigns.

37. Limitation on Liability. Notwithstanding anything to the contrary contained in this Agreement, Manager agrees that (i) it shall look for the satisfaction of its remedies against Owner in the event of any default by Owner in the observance or performance of any of its obligations under this Agreement, or with respect to Owner's obligations hereunder, solely to Owner's estate in the Hotel and (ii) no other property or assets of Owner (or of any of Owner's Affiliates) shall be subject to levy, execution or other enforcement procedure for the satisfaction of Manager's remedies under or with respect to this Agreement.

38. Governing Law. This Agreement shall be governed by the internal laws of the State of New York without giving effect to conflict of laws principles thereof. Owner and Manager agree and intend that proper forums for the litigation of any and all disputes or controversies arising out of or related to this Agreement shall be a court of competent jurisdiction in the Borough of Manhattan in New York City or in the United States District Court of the Southern District of New York (collectively, the "Proper Forums"). Owner and Manager agree that they will not commence any action or proceedings arising out of or relating to this Agreement in any court other than the Proper Forums on grounds of forum non conveniens or any other grounds.

      Owner and Manager hereby stipulate that each of the Proper Forums shall have in personam jurisdiction over Owner and Manager for the purpose of litigation of any dispute or controversy arising out of or related to this Agreement. Owner and Manager hereby irrevocably agree that service of process may be made, and personal jurisdiction over Owner and Manager may be obtained, by serving a copy of the Summons and Complaint upon Owner and Manager in accordance with the applicable laws of the State of New York, at such address of Owner and Manager as may from time to time be specified in accordance with the notice provision contained herein.

      In the event Owner and Manager should commence or maintain any action arising out of or related to this Agreement in a forum other than the Proper Forums, any party shall be entitled either to request the dismissal of such action, in which event Owner and Manager stipulate that such action shall be dismissed, or alternatively to move to transfer the action to a forum agreed upon herein, in which event Owner and Manager shall stipulate to the transfer.

39. Estoppel Certificates. Owner and Manager agree, at any time and from time to time, as requested by the other party upon not less than ten (10) days' prior written notice, to execute and deliver to the other a written statement certifying (a) that this Agreement is unmodified and in full force and effect (or if there have been modifications, that this Agreement is in full force and effect as modified and stating the modifications), (b) the dates to which required payments have been paid, (c) whether or not, to the best knowledge of the signer, the other party is in default in performance of any of its obligations under this Agreement and whether any event has occurred which with the passage of time or the giving of notice or both would constitute such a default, and if so, specifying each such default of which the signer may have knowledge and (d) such other information as the other party shall reasonably request which shall not modify any of the terms of this Agreement, it being intended that any such statement delivered pursuant hereto may be relied upon by others with whom the party requesting such certificate may be dealing but shall not constitute a waiver of any default of which the signer has no knowledge.

40. Inspection Rights; Books and Records.

            (a) Owner shall have the right to inspect the Managed Premises during the Term and Owner and any Holder, and any prospective Holder or Landlord or purchaser, shall have access to the Managed Premises pertaining thereto at all times during the Term.

            (b) Owner, and any Holder (or prospective Holder or Landlord), may upon reasonable notice to Manager have reasonable access to, and examine, the Restaurant's books and records.

41. Time of the Essence. Time is of the essence with respect to all time periods set forth in this Agreement.

42. Confidentiality. Except as otherwise expressly provided, the terms and provisions of this Agreement shall be confidential between Owner and Manager and shall not be released to any persons or entities except (i) to the attorneys, accountants or other parties advising Owner and/or Manager in connection with this Agreement, (ii) in connection with enforcement proceedings in any court or arbitration proceeding or in connection with any order of court, (iii) as may be required to comply with any Laws, (iv) to any prospective purchaser of all or any portion of Owner's interests in the Hotel, any prospective Holder or Landlord or any prospective purchaser of any direct or indirect interest in Owner or any of its partners and (v) as required by the existing or future rules, regulations or requirements of any stock exchange on which the shares of any direct or indirect holder of an equity interest in Owner or Manager are listed. Manager agrees that it shall keep all information relating to the Managed Premises and the Hotel confidential and shall not release the same to any persons or entities other than Manager's consultants who need to know the same in connection with the performance of Manager's obligations hereunder and as may be required to comply with any order of court or Laws.

43. Fees. If a party to this Agreement incurs any legal fees or expenses as a result of the default or breach by the other party to this Agreement (including any such fees or expenses in connection with the enforcement or the exercise of remedies under this Agreement) the defaulting party shall reimburse the non-defaulting party for such legal fees or expenses within 10 days after demand, and, if such fees or expenses are not paid within such time period, the same shall bear interest at the Default Rate from the 11th day after demand through and including the date paid.

44. Notices. Any notice, payment, report, request or other communication (each a "Notice") required or permitted to be given by one party to the other party under this Agreement shall be in writing and shall be delivered by (a) personal delivery, (b) express, registered or certified first-class mail, return receipt requested, postage prepaid, (c) internationally recognized courier service or
(d) facsimile transmission (with the original being simultaneously delivered by one of the methods described in clauses (a)-(c)), addressed to the other party at its address as indicted below, or to such other address as the addressee shall have furnished to the other party by like notice:

                        To Owner:       Plaza Operating Partners Ltd.
                                        c/o CDL Plaza Operating Corp.
                                        145 West 44th Street
                                        6th Floor
                                        New York, New York 10036
                                        Attention: John Kroslowitz
                                        (212) 789-7820 (Telephone)
                                        (212) 789-7868 (Fax)

                        With a copy to: Fried, Frank, Harris, Shriver & Jacobson
                                        One New York Plaza
                                        New York, New York 10004
                                        Attention: Joshua Mermelstein, Esq.
                                        (212) 859-8137 (Telephone)
                                        (212) 859-4000 (Fax)

                                                    - and -

                                        The Plaza Hotel
                                        768 Fifth Avenue
                                        New York, New York 10019
                                        Attention: Gary Schweikert
                                        (212) 546-5312 (Telephone)
                                        (212) 759-9172

                        To Manager:     c/o The Smith & Wollensky
                                        Restaurant Group, Inc.
                                        1114 First Avenue
                                        New York, New York 10021
                                        (212) 838-2061 (Telephone)
                                        (212) 838-8057 (Fax)

                        With a copy to: Maloney & Porcelli
                                        225 Broadway
                                        New York, NY 10007-3065
                                        Attention: Joseph Porcelli, Esq.
                                        (212) 227-8600 (Telephone)
                                        (212) 227-8795 (Fax)

                        and, only with respect to notices relating to an Event of Default:

                                        The Smith & Wollensky
                                        Restaurant Group, Inc.
                                        1114 First Avenue
                                        New York, New York 10021
                                        (212) 838-2061 (Telephone)
                                        (212) 838-8057 (Fax).

      Notices shall be deemed delivered upon receipt or refusal to accept delivery (as evidenced by the return receipt or the receipt of the personal delivery or courier service or by the facsimile transmission "answerback"). Counsel for each party may deliver Notices on behalf of its client.

45. Consents. All consents that are required pursuant to this Agreement shall be in writing and comply with the notice provisions of Section 44.

46. Monthly Statements. In lieu of providing a Monthly Statement on a "calendar month" basis, Manager may provide such Monthly Statement in accordance with its own accounting procedure so long as such statements shall be provided on a consistent basis and shall result in no loss or expense to Owner.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties have caused these presents to be executed as of the year and date first above written.

                                PLAZA OPERATING PARTNERS, LTD.

                                By: New Plaza Associates L.L.C., its
                                     general partner

                                    By: CDL Hotels USA, Inc., its
                                         managing member

                                        By: /s/[ILLEGIBLE]
                                            -------------------------------
                                            Name:
                                            Title:


                                PARADE 59 RESTAURANT, LLC

                                By: /s/ James Dunn
                                    -------------------------------
                                    Name: James Dunn
                                    Title: President of S&WRG, INC.
                                           sole member

                                    EXHIBIT A

                                Managed Premises

                              [FLOOR PLAN OMITTED]

                              [FLOOR PLAN OMITTED]

                                    EXHIBIT B

                               Pro Forma Cash Flow

                                     ONE cps
                               Stmt of Cash Flows
                                     1/1/01

Adjustments to Reconcile Net Loss to Net Cash used in Operating Activities:

Net Loss                                                              $(127,717)
Depreciation                                                             24,000
Changes in Operating Assets/Liabilities:
   Accounts Receivable                                                  (50,000)
   Inventory                                                           (160,000)
   Prepaid Expenses                                                     (50,000)
   Other Assets                                                              --
   Accounts Payable                                                     165,000
   Due to Managers                                                     (110,000)
                                                                      ---------
Net Cash Used in Operating Activities                                  (308,717)

Adjustments to Reconcile Net Loss to Net Cash used in Investing Activities::

Purchase of Fixed Assets                                                     --
Purchase of Non-depreciable Assets                                           --
                                                                      ---------
Net Cash Used in Investing Activities                                        --
Increase (Decrease) in Cash Used                                       (308,717)
Cash at Beginning of Period                                             500,000
                                                                      ---------
Cash Available at End of Period                                       $ 191,283
                                                                      =========

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
                           PROJECTFD INCOME STATEMENTS
                                   PLAZA HOTEL

                                  YEAR - 1              YEAR - 2               YEAR - 3               YEAR - 4
                           --------------------   --------------------   --------------------   --------------------
                                        PCT                    PCT                    PCT                    PCT
                           --------------------   --------------------   --------------------   --------------------
                           ----------             ----------             ----------             ----------
GROSS SALES                 8,034,000   100.00%   10,106,200   100.00%   11,583,140   100.00%   12,664,115   100.00%
                           ----------             ----------             ----------             ----------
COVERS                        185,900                213,785                230,888                242,432
                           ==========             ==========             ==========             ==========
AVERAGE CHECK              $    43.22             $    47.27             $    50.17             $    52.24
                           ==========             ==========             ==========             ==========
SEATS                             200                    200                    200                    200
                           ==========             ==========             ==========             ==========
COVERS / SEAT                     930                  1,069                  1,154                  1,212
                           ==========             ==========             ==========             ==========

COST OF SALES               2,490,540    31.00%    2,930,798    29.00%    3,243,279    28.00%    3,545,952    28.00%
                           ----------             ----------             ----------             ----------
GROSS PROFIT                5,543,460    69.00%    7,175,402    71.00%    8,339,861    72.00%    9,118,163    72.00%
                           ----------             ----------             ----------             ----------

Payroll-Restaurant          1,248,000    15.53%    1,300,000    12.86%    1,326,000    11.45%    1,352,000    10.68%
Payroll-Managers / Cooks      832,000    10.36%      884,000     8.75%      910,000     7.86%      936,000     7.39%
Payroll Taxes                 312,000     3.88%      372,600     3.69%      380,400     3.28%      394,200     3.11%
Other Employee Benefits       291,200     3.62%      131,040     1.30%      134,160     1.16%      137,280     1.08%
Bonuses                        75,000     0.93%      100,000     0.99%      120,000     1.04%      140,000     1.11%
Cost of Union                             0.00%      600,000     5.94%      600,000     5.18%      680,000     5.37%
                           ----------             ----------             ----------             ----------
TOTAL                       2,758,200    34.33%    3,387,640    33.52%    3,470,560    29.96%    3,639,480    28.74%
                           ----------             ----------             ----------             ----------

Total Payroll * / Seat         10,400                 10,920                 11,180                 11,440
                           ==========             ==========             ==========             ==========
Total Payroll * / Cover         11.19                  10.22                   9.68                   9.44
                           ==========             ==========             ==========             ==========
Total Payroll * / Week         40,000                 42,000                 43,000                 44,000
                           ==========             ==========             ==========             ==========

                                YEAR -  5
                           --------------------
                                        PCT
                           --------------------
                           ----------
GROSS SALES                13,560,911   100.00%
                           ----------
COVERS                        249,705
                           ==========
AVERAGE CHECK              $    54.31
                           ==========
SEATS                             200
                           ==========
COVERS / SEAT                   1,249
                           ==========

COST OF SALES               3,797,055    28.00%
                           ----------
GROSS PROFIT                9,763,856    72.00%
                           ----------

Payroll-Restaurant          1,378,000    10.16%
Payroll-Managers / Cooks      962,000     7.09%
Payroll Taxes                 411,000     3.03%
Other Employee Benefits       140,400     1.04%
Bonuses                       160,000     1.18%
Cost of Union                 800,000     5.90%
                           ----------
TOTAL                       3,851,400    28.40%
                           ----------

Total Payroll * / Seat         11,700
                           ==========
Total Payroll * / Cover           937
                           ==========
Total Payroll * / Week         45,000
                           ==========

*  Does not include "Cost of Union" effect

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
                           PROJECTED INCOME STATEMENTS
                                   PLAZA HOTEL

                                                   YEAR - 1               YEAR - 2               YEAR - 3
                                            --------------------    --------------------    --------------------
OTHER EXPENSES                                            PCT                     PCT                     PCT
                                            --------------------    --------------------    --------------------
Store Rent/Service Fee                                     0.00%                   0.00%                   0.00%
Heat, Light & Power (I)                       175,000      2.18%      182,000      1.80%      189,280      1.63%
Telephone                                      25,000      0.31%       26,000      0.26%       27,000      0.23%
Carting                                             0      0.00%            0      0.00%            0      0.00%
Office Expense                                 45,000      0.56%       47,000      0.47%       49,000      0.42%
Corporate Payroll - Allocated (3)              60,000      0.75%       62,000      0.61%       64,000      0.55%
Auto                                            5,000      0.06%        5,000      0.05%        5,000      0.04%
Travel & Entertainment                         25,000      0.31%       26,000      0.26%       27,000      0.23%
Tips                                            1,500      0.02%        1,500      0.0l%        1,500      0.01%
M & E Rental                                   25,000      0.31%       25,000      0.25%       25,000      0.22%
Professional Fees                              30,000      0.37%       30,000      0.30%       30,000      0.26%
Security                                            0      0.00%            0      0.00%            0      0.00%
Contributions                                   2,000      0.02%        2,000      0.02%        2,000      0.02%
Consultants Fee                                30,000      0.37%       30,000      0.30%       30,000      0.26%
Miscellaneous                                  10,000      0.12%       10,000      0.10%       10,000      0.09%
Linens & Uniforms (2)                         120,835      1.50%      138,960      1.38%      150,077      1.30%
Other Operating Supplies                      135,000      1.68%      180,000      1.78%      200,000      1.73%
Decorating                                     90,000      1.12%       92,000      0.91%       94,000      0.81%
Discounts                                     185,900      2.31%      160,339      1.59%      173,166      1.49%
Public Relations                               90,000      1.12%      100,000      0.99%      105,000      0.91%
Insurance                                      75,000      0.93%       77,500      0.77%       80,000      0.69%
Licenses                                       10,000      0.12%       10,000      0.10%       10,000      0.09%
Repairs & Maintenance                          75,000      0.93%       77,500      0.77%       80,000      0.69%
Advertising                                   250,000      3.11%      250,000      2.47%      250,000      2.16%
Dues & Subscriptions                            1,000      0.01%        1,000      0.01%        1,000      0.01%
Real Estate Taxes                                   0      0.00%            0      0.00%            0      0.00%
Credit Card Charges                           216,918      2.70%      272,867      2.70%      312,745      2.70%
Management Fee                                321,360      4.00%      404,248      4.00%      463,326      4.00%
Bad Debts                                       1,000      0.01%        2,000      0.02%        2,000      0.02%
                                           ----------              ----------              ----------
TOTAL OTHER EXPENSES                        2,005,513     24.96%    2,212,914     21.90%    2,381,093     20.56%
                                           ----------              ----------              ----------
TOTAL EXPENSES                             (4,763,713)   -59.29%   (5,600,554)   -55.42%   (5,851,653)   -50.52%
                                           ----------              ----------              ----------

EBITDA and Special Items                      779,747      9.71%    1,574,848     15.58%    2,188,208     21.48%
Depreciation & Amortization                    75,000      0.93%       75,000      0.74%       75,000      0.65%
                                                           0.00%                   0.00%                   0.00%
                                                           0.00%                   0.00%                   0.00%
                                           ----------              ----------              ----------
NET INCOME BEFORE TAXES                       704,747      8.77%    1,499,848     14.84%    2,413,208     20.83%
                                           ----------              ----------              ----------
Taxes                                                      0.00%                   0.00%                   0.00%
                                           ----------              ----------              ----------
NET INCOME                                    704,747      8.77%    1,499,848     14.84%    2,413,208     20.83%
                                           ----------              ----------              ----------

                                                   YEAR - 4                 YEAR - 5
                                              --------------------    --------------------
OTHER EXPENSES                                              PCT                     PCT
                                              --------------------    --------------------
Store Rent/Service Fee                                       0.00%                   0.00%
Heat, Light & Power (I)                         196,851      1.55%      204,725      1.51%
Telephone                                        28,000      0.22%       29,000      0.21%
Carting                                               0      0.00%            0      0.00%
Office Expense                                   51,000      0.40%       53,000      0.39%
Corporate Payroll - Allocated (3)                66,000      0.52%       68,000      0.50%
Auto                                              5,000      0.04%        5,000      0.04%
Travel & Entertainment                           28,000      0.22%       29,000      0.21%
Tips                                              1,500      0.01%        1,500      0.01%
M & E Rental                                     25,000      0.20%       25,000      0.18%
Professional Fees                                30,000      0.24%       30,000      0.22%
Security                                              0      0.00%            0      0.00%
Contributions                                     2,000      0.02%        2,000      0.01%
Consultants Fee                                  30,000      0.24%       30,000      0.22%
Miscellaneous                                    10,000      0.08%       10,000      0.07%
Linens & Uniforms (2)                           157,581      1.24%      162,308      1.20%
Other Operating Supplies                        200,000      1.58%      200,000      1.47%
Decorating                                       96,000      0.76%       98,000      0.72%
Discounts                                       181,824      1.44%      187,279      1.38%
Public Relations                                110,000      0.87%      115,000      0.85%
Insurance                                        82,500      0.65%       85,000      0.63%
Licenses                                         10,000      0.08%       10,000      0.07%
Repairs & Maintenance                            82,500      0.65%       85,000      0.63%
Advertising                                     250,000      1.97%      250,000      1.84%
Dues & Subscriptions                              1,000      0.01%        1,000      0.01%
Real Estate Taxes                                     0      0.00%            0      0.00%
Credit Card Charges                             341,931      2.70%      366,145      2.70%
Management Fee                                  506,565      4.00%      542,436      4.00%
Bad Debts                                         3,000      0.02%        3,000      0.02%
                                             ----------              ----------
TOTAL OTHER EXPENSES                          2,496,252     19.71%    2,592,393     19.12%
                                             ----------              ----------
TOTAL EXPENSES                               (6,135,732)   -48.45%   (6,443,793)   -47.52%
                                             ----------              ----------

EBITDA and Special Items                      2,982,431     23.55%    3,320,062     24.48%
Depreciation & Amortization                      75,000      0.59%       75,000      0.55%
                                                             0.00%                   0.00%
                                                             0.00%                   0.00%
                                             ----------              ----------
NET INCOME BEFORE TAXES                       2,907,431     22.96%    3,245,062     23.93%
                                             ----------              ----------
Taxes                                                        0.00%                   0.00%
                                             ----------              ----------
NET INCOME                                    2,907,431     22.96%    3,245,062     23.93%
                                             ----------              ----------

NOTE:

1. Reflects a 4% increase per year for cost of living or utility purveyor increases.

2.    Assumes linens are cleaned by hotel.

3.    Reflects the allocation of payroll from the following Corporate personnel:
      David Burke (Executive Chef), Gerry Devine (Construction / Maintenance), Nick Deseve (Wine Director), Tom Knipp (MIS Support), Roger McDyer (MIS Support) and Dennis Martin (Construction / Maintenance). Any increases in salaries will be offset by the increase in amounts allocated to new units.

                  The Smith & Wollensky Restaurant Group, Inc.
                         Project Cash Flow - Plaza Hotel

Assumptions:
Owner Contribution                     4,000,000 (1)
Manager Contribution                     500,000 (1)
Working Capital Acct                     500,000
* Preopening Costs Included in (1)

                                                                    Year 1                Year 2               Year 3
                                                                    ------                ------               ------
                                                              Manager     Owner    Manager     Owner    Manager     Owner
                                                              -------     -----    -------     -----    -------     -----
Contribution                                                      500     4,000        188     3,532                2,587
Cash Flow from Operations                                       1,101                1,979                2,951
1. Payment of Mgmt Fee                                           (321)                (404)                (463)
Available Cash Flow                                               780                1,575                2,488
2. Interest and Principal on Priority Contributions
3. 60% to Owner / 40% to Manager (until contribution repaid)     (312)     (468)      (630)     (945)      (995)   (1,493)
                                                                -----                -----                -----
4. 50% to Owner / 50% to Manager

--------------------------------------                          -------------------------------------------------------------
Total Fees Distributed                                            633       468      1,034       945      1,458     1,493
--------------------------------------                          -------------------------------------------------------------

--------------------------------------                          -------------------------------------------------------------
Cumulative Fees Distributed                                       633       468      1,667     1,413      3,125     2,906
--------------------------------------                          -------------------------------------------------------------

                                                                    Year 4                Year 5
                                                                    ------                ------
                                                              Manager     Owner     Manager     Owner
                                                              -------     -----     -------     -----
Contribution                                                              1,094
Cash Flow from Operations                                       3,489                 3,862
1. Payment of Mgmt Fee                                           (507)                 (542)
Available Cash Flow                                             2,982                 3,320
2. Interest and Principal on Priority Contributions
3. 60% to Owner / 40% to Manager (until contribution repaid)     (729)   (1,094)
4. 50% to Owner / 50% to Manager                                 (580)     (580)     (1,660)   (1,660)

--------------------------------------                        ---------------------------------------
Total Fees Distributed                                          1,816     1,673       2,202     1,660
--------------------------------------                        ---------------------------------------

--------------------------------------                        ---------------------------------------
Cumulative Fees Distributed                                     4,941     4,579       7,143     6,239
--------------------------------------                        ---------------------------------------

                                    EXHIBIT C

                               Restaurant Concept

      Smith & Wollensky: New York--Miami Beach--Chicago--New Orleans--Las Vegas The Post House
      The Manhattan Ocean Club
      Cite
      Maloney & Porcelli
      Park Avenue Cafe: New York--Chicago
      Mrs. Park's Tavern: Chicago

The New York Restaurant Group, Inc.
      1114 First Avenue
      New York, New York 10021
      (212) 838-2061 FAX (212) 758-6027

                          NYRG - EDWARDIAN ROOM CONCEPT

      The New York Restaurant Group currently runs 6 extraordinary white-tablecloth restaurants in New York and 6 additional restaurants in cities around the United States (Miami, New Orleans, Chicago, Las Vegas, Washington D.C.) These restaurants draw approximately 2 million people, with 60% being locals and 40% being tourists. We intend to use a similar methodology of unusual and unique product to include an extraordinary wine list, an exotic cocktail list and spectacular pastry offerings, all of which will be especially created for this particular concept.

      We envision this to be the best American Bistro in the country. Check average should start at approximately $52 per person and progress to $60 per person over time.

      We intend the physical space to be as casual as possible to offset the formality of the space. "Plushness" will be avoided and instead be replaced it with a tongue in cheek, more down to Earth, but fun decor that will enable a clientele of 25 to 55 year olds to be loud, and noisy which will serve as an enticing foil to the rest of the Plaza. This style of restaurant should be similar to our current restaurants to draw from our 2 million client base.

      Both the menu and wine list should have a high to low quality that will allow the clientele to choose from entrees under $20 to over $30. We will plan for the bar to become a meeting place from 5:00 to 7:00 that will take on the fun atmosphere of Maloney & Porcelli, 57/57, or The 21 Club in New York. This should start the evening off with exotic drinks in a relaxed but convivial atmosphere and then flow naturally into a dining experience that will run from 6:00p.m. to 12:00a.m. for the post theatre crowd.

      Dress rules will be relaxed, therefore hoping to draw people from all walks of life. This should result in a sophisticated, yet accessible dining experience, which is what we have achieved in all of our other mid-town restaurants, and take the "Edwardian Rooms" to a modern and special establishment.

      The quality standard and the level of service will be comparable to that of Maloney & Porcelli, Park Avenue Cafe, Balthazar and Gramercy Tavern.

                                    EXHIBIT D

                              Project Costs Budget

   $ 500,000      -        Working capital

   $ 100,000      -        Small wares

   $ 110,000      -        Pre-opening expenses

   $ 600,000      -        FF&E including Tihany fee

   $ 250,000      -        Professional fees

  $3,690,000      -        Construction maximum
  ----------
  $5,250,000

                                    EXHIBIT E

                            Initial Operating Budget

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
                           PROJECTED INCOME STATEMENTS
                                   PLAZA HOTEL

                                            SEPTEMBER (2 weeks)           OCTOBER              NOVEMBER               DECEMBER
                                            --------------------    ------------------    -------------------    -------------------
                                                           PCT                  PCT                    PCT                     PCT
                                            --------------------    ------------------    -------------------    -------------------
                                            -------                -------                -------                -------
GROSS SALES                                 250,000      100.00%   520,000     100.00%    560,000     100.00%    750,000     100.00%
                                            -------                -------                -------                -------
COVERS                                        5,435                 10,833                 11,667                 15,000
                                            =======                =======                =======                =======
AVERAGE CHECK                                $46.00                 $48.00                 $48.00                 $50.00
                                            =======                =======                =======                =======
SEATS                                           200                    200                    200                    200
                                            =======                =======                =======                =======
COVERS/SEAT                                      27                     54                     58                     75
                                            =======                =======                =======                =======

COST OF SALES                                95,000       38.00%   176,800      34.00%    184,800      33.00%    240,000      32.00%
                                            -------                -------                -------                -------
GROSS PROFIT                                155,000       62.00%   343,200      66.00%    375,200      67.00%    510,000      68.00%
                                            -------                -------                -------                -------

Payroll - Restaurant                         52,000       20.80%   104,000      20.00%    104,000      18.57%    130,000      17.33%
Payroll - Managers/Cook                      36,000       14.40%    72,000      13.85%     72,000      12.86%     95,000      12.67%
Payroll Taxes                                13,200        5.28%    26,400       5.08%     26,400       4.71%     33,750       4.50%
Other Employee Benefits                      12,320        4.93%    10,560       2.01%     10,560       1.89%     13,500       1.80%
Bonuses                                       7,500        3.00%     7,500       1.41%      7,500       1.34%      7,500       1.00%
Cost of Union                                              0.00%                 0.00%                  0.00%                  0.00%
                                            -------                -------                -------                -------
TOTAL                                       121,020       48.41%   220,460      42.40%    220,460      39.37%    279,750      37.30%
                                            -------                -------                -------                -------

Total Payroll* / Seat                           440                    880                    880                  1,125
                                            =======                =======                =======                =======
Total Payroll* / Cover                        16.19                  16.25                  15.09                  15.00
                                            =======                =======                =======                =======
Total Payroll* / Week                        44,000                 44,000                 44,000                 45,000
                                            =======                =======                =======                =======

* Does not include "Cost of Union" effect

                                    EXHIBIT F

                           Memorandum of Understanding

            MEMORANDUM OF AGREEMENT entered into May 3, 2000 by and between_________ ("Restaurant"), THE PLAZA HOTEL ("Hotel") and the NEW YORK HOTEL AND MOTEL TRADES COUNCIL, AFL-CIO ("Union").

            WHEREAS, the Hotel is a party and signatory to the June 26, 1985 Industry Wide Collective Bargaining Agreement between the Union and the Hotel Association of New York City, Inc. ("Hotel Association") as amended and extended by a January 30, 1990 Memorandum of Understanding and by a July 5, 1995 Memorandum of Understanding between the Union and the Hotel Association (hereinafter collectively referred to as the "Industry Wide Agreement" or "IWA"); and

            WHEREAS, pursuant to the provisions of the Industry Wide Agreement the Hotel and the Restaurant are deemed to be joint employers with respect to the Restaurant's employees; and

            WHEREAS, the Union, the Hotel and the Restaurant are desirous of maintaining stable and harmonious labor relations and the wage and benefit area standards established by the Union;

            NOW THEREFORE, the parties agree to amend the Industry Wide Agreement to reflect the status of the Hotel and Restaurant as joint employers as more particularly set forth below:

            1. Restaurant shall recognize the Union as its employees' sole and exclusive "collective bargaining representative" and shall assume, adopt and become party to the Industry Wide Agreement between the Hotel and the Union effective upon its hiring of a representative complement of its "bargaining unit" employees and said Industry Wide Agreement shall, subject to the provisions of this Memorandum of Agreement, including, but not limited to, paragraph 3 below, be deemed to be the Collective Bargaining Agreement ("CBA") between the Restaurant and the Union.

            2. The duration of the CBA between the Restaurant and the Union will be coterminous with the duration of the Industry Wide Agreement between the Hotel and the Union. At the expiration of the CBA, the Restaurant agrees to be bound by the terms of the successor labor IWA then in effect between the Hotel and the Union. In the event there is no such successor IWA, the Restaurant agrees that it will execute a "Me Too" agreement wherein it agrees to adopt the terms and conditions of such successor IWA when same has been agreed to.

            3. The terms and conditions of the CBA between the Restaurant and the Union shall be effective and implemented twenty-four (24) months after the date upon which Restaurant commences business operations, which opening is currently projected to be May 2000 or January 1, 2001, whichever occurs sooner. The arbitration provisions of the CBA shall be effective immediately regarding any issues arising out of this Agreement.

            4. Notwithstanding the provisions of the Industry Wide Agreement, the Union agrees that the following job classifications will not be covered under the CBA with the Restaurant:

                  (a)   Executive Chef (one per shift)

                  (b) Sous Chef- One in day shift, one in evening Chef Pastry - one

                  (c)   All Security Personnel

                  (d)   All Office and Clerical Personnel
                        Accounting Staff
                        Data Processing Staff
                        Secretaries
                        Administrative Assistants
                        Purchasing Agents

                  (e)   Executive Steward (one (1) per shift)

                  (f)   One General Manager, one Floor Manager per shift

                  (g)   Beverage Manager

                  (h)   Head Waiter/Sommelier

                  (i) Host/Hostesses. The Restaurant and Union agree however that the Host/Hostesses will only take food and drink orders on an as-needed basis so long as such functions do not adversely affect the bargaining unit's opportunities, and will not handle or serve any food or drinks to the customers of the Restaurant.

            5. Notwithstanding the provisions of the Industry Wide Agreement, the wage rates payable to the Restaurant's employees, for the first three (3) years of the CBA shall be 75% of the then current Schedule "A" wage rates as then set forth in the Industry Wide Agreement. By way of example, if the CBA becomes effective May 1, 2002, then during the period May 1, 2002 through April 30, 2003 (the first year of the CBA), employees employed by the Restaurant in the job category "Food Server" shall be paid at the weekly rate of 75% of the Schedule "A" wage rate then set forth in the Industry Wide Agreement for such job category during the first year of the CBA; and 75% of the Schedule "A" wage rate then set forth in the Industry Wide Agreement for such job category during the second year of the CBA, and 75% of the Schedule "A" wage rate then set forth in the Industry Wide Agreement for such job category during the third year of the CBA.

            The Restaurant shall pay its employees at the rate of 85% of the Schedule "A" wage rate then set forth in the Industry Wide Agreement during the fourth (4th) year of the CBA, and at 100% of the Schedule "A" wage rate then set forth in the Industry Wide Agreement during the fifth and all subsequent years (or parts thereof) of the CBA. The Industry Wide Agreement regarding the payment of wages for new employees shall remain in effect for the duration of this CBA, but the wages payable to new employees are modified as set forth above.

            6. Notwithstanding the provisions of the Industry Wide Agreement to the contrary, the Restaurant and Union agree that employees working in the job category "Bartender" and "Barboy" shall be deemed to be tipping category employees and shall work a forty (40) hour work week. The wage rate for said employees shall be the then current Schedule "A" wage rate set forth in the Industry Wide Agreement for bartenders and barboys. The Bartender may perform cashiering responsibilities for the Restaurant. It is agreed that, if, at anytime after the effective date of the CBA, the Union determines that as a result of the aforesaid provisions of this paragraph 6 the Restaurant's bartenders and barboys are suffering an undue hardship, financial or otherwise, the Union may, after discussions with the bartenders and barboys and after discussions with the Restaurant, determine whether said employees shall be restored to a thirty five (35) hour work week with no loss of pay or other benefits. The Restaurant will after such discussions with the Union implement such change within ten (10) days after the Union requests such a change.

            7. The Restaurant shall have the right to utilize its regular kitchen and restaurant staff to service private parties and banquet functions in ala carte dining rooms, at the employees' regular rate of pay. The Restaurant shall distribute fifteen (15%) percent of the private party food and beverage sales as a gratuity to bussers (if any) and servers. The Restaurant and the Union must agree to the formula to be used in the distribution of the fifteen (15%) percent gratuity.

            8. The Restaurant, with the written consent of the employee and with notice to and the written consent of the Union, shall have the right to create regular part-time waiter or bartender positions not subject to premium pay in those situations where a full-time waiter or bartending employee is not necessary or is not possible due to lack of business during certain hours and on certain days. A copy of that agreement will be sent to the Union and it shall be valid and binding. The intention of this paragraph is not to avoid full-time employment opportunities where business warrants full-time staffing.

            9. Subject to the provisions of paragraph 3 hereof, the Restaurant shall become party to each of the Trust Agreements by and between the Union and the Hotel Association creating and maintaining the Pension, Insurance, Union Family Medical, Dental, Scholarship & Training and Legal Funds. The Restaurant shall commence making contributions to the Insurance and Union Family Medical Funds ninety (90) days after the effective date of the CBA. The Restaurant shall commence making contributions to the Dental Fund two (2) years after the effective date of the CBA. The Restaurant shall commence making contributions to the Legal Fund, Scholarship and Training Funds, and Pension Fund three (3) years after the effective date of the CBA.

            10. During the first year of the CBA, all provisions of the Industry Wide Agreement with respect to all new hires, as modified by this Mem6randum of Agreement, shall apply except that the probationary period for new hires shall be one hundred and eighty (180) calendar days. During the second and remaining years of the CBA, all provisions of the Industry Wide Agreement with respect to new hires, as modified by this Memorandum of Agreement, shall apply and the probationary period for new hires shall be sixty (60) work days.

            11. It is agreed that Paragraph 51 of the Agreement with respect to night shift differential pay shall not be applicable until the last month of the CBA.

            12. The Restaurant may establish a four day work week for kitchen employees consisting of three 12-hour shifts and one seven hour shift, whereby no overtime will be payable for kitchen employees on such shift who work in excess of eight hours in any given day. Notwithstanding the above, overtime shall be payable to such employees who work over 35 hours in any given week. [Alt - 10 hour shifts; 1.25 rate for 35-40 hours; 1.5 rate for over 40 hours]

            13. The Union agrees that the Hotel's agreement to become party to this Memorandum of Agreement shall fulfill the Hotel's obligations under section 45 of the industry Wide Agreement. The Hotel shall at all times hold and exercise full control of and be responsible for the terms and conditions of employment of employees of the Restaurant, its joint employer, for labor relations purposes with regard to the schedule of hours, wages and economic benefits provided in this Memorandum of Agreement, including holidays, vacations, premises, overtime, health and welfare, dental, pension, legal training and/or any other economic benefits required in the Restaurant and Union CBA. Conditioned on the above, the Union shall not require security for the Restaurant under Section 46 of the Industry Wide Agreement.

                                     ________________________ (Restaurant)

Dated: _______, 1999                 By: /s/ Jim Dunn, President
                                         ------------------------------
                                         (Print Name, Position)


                                     THE PLAZA HOTEL

Dated: ________, 1999                By: /s/ [ILLEGIBLE]
                                         ------------------------------
                                         (Print Name, Position)


                                     NEW YORK HOTEL AND MOTEL
                                     TRADES COUNCIL, AFL-CIO

Dated: May 3, 2000                   By: /s/ Peter Ward
                                         ------------------------------
                                         Peter Ward, President

                                    EXHIBIT G

                              59th Street Entrance

                              [FLOOR PLAN OMITTED]

                                    EXHIBIT H

                              Intentionally Omitted

                                    EXHIBIT I

                                 Group Services

                                 GROUP SERVICES

1. The following personnel who will provide on-site services to the Restaurant as well as other restaurants owned or managed by Manager or its Affiliates:

                                              Anticipated Allocable Cost for
Description of Job       Current Annual Cost  First Year of Restaurant Operation

Executive Chef               $330,000                     $27,500
Construction/Maintenance     $170,000                     $14,l67
MIS Support                  $125,000                     $10,416
Wine Director                 $75,000                      $6,250

The cost of such personnel will be allocated on a pro rata basis between all of the restaurants owned or managed by Manager or its affiliates (currently 12, including the restaurant).

2. Group marketing and advertising for all of the restaurants owned and managed by Manager-or its affiliates. The cost of such group marketing and advertising was approximately $1.8 million in calendar year 1998 and its anticipated to be $3.0 million for calendar 1999. The restaurant's share of such cost will be calculated as follows:

                          $3.0 million / 12 = $250,000

                                    EXHIBIT J

                                 Parent Guaranty

                        GUARANTEE OF MANAGEMENT AGREEMENT

            GUARANTEE made as of this 7th day of September 2000, by SMITH & WOLLENSKY RESTAURANT GROUP, INC., a Delaware corporation having an address at 1114 First Avenue, New York, New, N.Y. 10021, (herein referred to as "Guarantor") to PLAZA OPERATING PARTNERS, LTD., a Texas limited partnership whose address is 145 West 44th Street, New York, N.Y. 10036-4012 (hereinafter referred to as "Owner").

                              W I T N E S S E T H:

            WHEREAS:

            A. Guarantor has requested Owner to enter into a Management Agreement (the "Agreement") with Parade 59 Restaurant, LLC "Manager"), dated as of the date hereof. Capitalized terms used herein and not otherwise defined sha11 have the meanings assigned to such terms in the Agreement.

            B. Owner has refused to enter into the Agreement unless Guarantor guarantees the performance by Manager of all of the terms, covenants, conditions, obligations and agreements (hereinafter being collectively called, the "Covenants") contained in the Agreement on the part of Manager to be performed thereunder.

            NOW, THEREFORE, in consideration of the sum of Ten ($10.00) Dollars by each of the parties to the other in hand paid, the receipt whereof is hereby acknowledged and in consideration of the making of the Agreement and other good and valuable consideration, including the undertakings herein contained, the Guarantor hereby agrees with and guarantees to Owner as follows:

            1. Guarantor unconditionally guarantees to Owner the full and faithful performance and observance of any and all Covenants contained in the Agreement on the part of Manager to be performed and observed; and Guarantor unconditionally covenants and agrees to and with Owner that, if default or breach shall at any time be made by Manager in the performance of any of the Covenants contained in the Agreement on Manager's part to be performed, Guarantor will well and truly perform the Covenants that may remain due thereon to Owner, including all damages stipulated in the Agreement with respect to the non-performance of said Covenants.

            Notwithstanding anything stated herein, with respect to payment and performance under this Guarantee, Guarantor shall pay or perform the Covenants contained in the Agreement on the part of Manager to be performed upon written demand. With respect to enforcement under this Guarantee, Guarantor agrees that Guarantor shall pay to Owner, within thirty (30) days after written demand, all expenses actually incurred by Owner (including reasonable attorney's fees) of, or incidental to or relating, to the enforcement or protection of Owner's rights hereunder or under the Agreement together with interest thereon at the Default Rate from the date such expenses are incurred to the date such expenses are paid.

            2. Guarantor expressly agrees that the liability of Guarantor hereunder shall not be impaired, abated, deferred, diminished, modified, released, terminated or discharged, in whole or in part, or otherwise affected by any event, condition, occurrence, circumstance, proceeding, action or failure to act, with or without notice to, or the knowledge or consent of, Guarantor, including but not limited to:

                  (a) any amendment or modification of the provisions of the Agreement;

                  (b) any extensions of time for performance, whether in whole or in part, of the Covenants under the Agreement on the part of Manager to be performed given prior to or after default thereunder;

                  (c) any other guarantee now or hereafter executed by Guarantor or anyone else except as may be otherwise provided in the Agreement;

                  (d) any waiver of or assertion or enforcement or failure or refusal to assert or enforce, in whole or in part, any Covenants, claims, causes of action, rights or remedies which Owner may, at any time, have under the Agreement;

                  (e) the release of any other guarantor from liability for the performance or observance of any other covenants under the Agreement on the part of Manager to be performed, whether by operation of law or otherwise;

                  (f) any rights, powers or privileges Owner may now or hereafter have against any person, entity or collateral;

                  (g) any assignment, conveyance, mortgage, merger or other transfer, voluntary or involuntary (whether by operation of law or otherwise), of all or any part of Manager's interest in the Agreement, or the occurrence of any such assignment, conveyance, mortgage, merger or other voluntary or involuntary transfer which results in Guarantor becoming the Manager under the Agreement; or

                  (h) any assignment, conveyance, mortgage, merger or other transfer, voluntary or involuntary (whether by operation of law or otherwise) of all or part of the interest or rights of Owner under the Agreement.

                  In the event that any agreement or stipulation between Owner and Manager shall extend the time of performance or modify any of the covenants of the Agreement on the part of Manager to be performed, Guarantor shall continue liable upon its guarantee according to the tenor of any such agreement or stipulation.

            3. To hold Guarantor liable under this Guarantee no demand shall be required and Guarantor hereby expressly waives any such demand. Owner shall have the right to enforce this Guarantee without pursuing any rights or remedies of Owner against Manager or any other party, or any security Owner may hold; it being intended that if there shall occur any breach, insolvency or bankruptcy default or any other default by Manager in the performance or observance of any Covenant in the Agreement, then Guarantor shall be obligated to perform its obligations hereunder. Owner may commence any action or proceeding based upon this Guarantee directly against Guarantor without making Manager or anyone else a party defendant in such action or proceeding. Any one or more successive and/or concurrent actions may be brought hereon against Guarantor either in the same action, if any, brought against Manager and/or any other party or in separate actions, as often as Owner, in its sole discretion, may deem advisable.

            4. This Guarantee shall be binding upon Guarantor and its successors and assigns, and shall inure to the benefit of and may be enforced by the successors and assigns of Owner or by any person to whom Owner's interest in the Agreement or any part thereof, including the rents, may be assigned whether by way of mortgage or otherwise. Wherever in this Guarantee reference is made to either Owner or Manager, the same shall be deemed to refer also to the then successor or assign of Owner or Manager.

            5. Guarantor hereby expressly waives and releases (i) notice of the acceptance of this Guarantee and notice of any change in the Manager's financial condition; (ii) the right to interpose all substantive and procedural defenses of the law of guarantee, indemnification and suretyship, except the defenses of prior payment or prior performance by Manager or Guarantor (of the obligations which Guarantor is called upon to pay or perform under this Guarantee); (iii) all rights and remedies accorded by applicable law to guarantors, or sureties, including without limitation, any extension of time conferred by any law now or hereafter in effect; (iv) the right to trial by jury, in any action or proceeding of any kind arising on, under, out of, or by reason of or relating, in any way, to this Guarantee or the interpretation, breach or enforcement thereof; (v) the right to interpose any defense (except as allowed under (ii) above), set off or counterclaim (unless the failure to interpose such counterclaim would constitute a bar to a separate proceeding and a waiver of such claim) of any nature or description in any action or proceeding (provided nothing stated herein shall prevent Guarantor from bringing a separate proceeding of any nature or description); and (vi) any right or claim or right to cause a marshaling of Manager's assets or to cause Owner to proceed against Manager, and/or any collateral held by Owner at any time or in any particular order.

            6. Without limiting Guarantor's obligations elsewhere under this Guarantee, Guarantor agrees that if Manager, or Manager's trustee, receiver or other officer with similar powers with respect to Manager, rejects, disaffirms or otherwise terminates the Agreement pursuant to any bankruptcy, insolvency, reorganization, moratorium or any other law affecting creditors' rights generally, Guarantor shall automatically be deemed to have assumed, from and after the date such rejection, disaffirmance or other termination of the Agreement is deemed effective, all obligations and liabilities of Manager under the Agreement to the same extent as if Guarantor had been originally named instead of Manager as a party to the Agreement and the

Agreement had never been so rejected, disaffirmed or otherwise terminated. Guarantor, upon such assumption, shall be obligated to perform and observe all of the terms, conditions and covenants of the Agreement to be observed and performed by the Manager thereunder whether theretofore accrued or thereafter accruing and Guarantor shall be subject to any rights or remedies of Owner which may have theretofore accrued or which may thereafter accrue against the Manager on account of any default under the Agreement, notwithstanding that such defaults existed prior to the date Guarantor was deemed to have automatically assumed the Agreement or that such rights or remedies are unenforceable against Manager by reason of such rejection, dissaffirmance or other termination. Guarantor shall confirm such assumption in writing at the request of Owner upon or after such rejection, dissaffirmance or other termination, but the failure to do so shall not affect such assumption. Guarantor, upon the assumption of the Agreement, shall have all the rights of Manager under the Agreement (to the extent permitted by law). Neither Guarantor's obligation to make payment in accordance with the terms of this Guarantee nor any remedy for the enforcement thereof shall be impaired, modified, changed, stayed, released or limited in any manner whatsoever by any impairment, modification, change, release, limitation or stay of the liability of Manager or its estate in bankruptcy or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of the Bankruptcy Code of the United States or other statute or from the decision of any court interpreting any of the same, and Guarantor shall be obligated under this Guarantee as if no such impairment, stay, modification, change, release or limitation had occurred.

            7. This Guarantee and all tights, obligations and liabilities arising hereunder shall be construed according to the laws of the State of New York. Guarantor hereby irrevocably agrees that any legal action, suit, or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Guarantee or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding may be brought in the United States Courts for the Southern District of New York, or in the courts of the State of New York, as Owner may elect, and, by execution and delivery of this Guarantee, Guarantor hereby irrevocably accepts and submits to the venue and non-exclusive jurisdiction of each of the aforesaid courts in persona, generally and unconditionally with respect to any such action, suit, or proceeding for itself and in respect of its property. Guarantor further agrees that final judgment against it in any action, suit, or proceeding referred to herein shall be conclusive and may be enforced in any other jurisdiction, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of its indebtedness.

            Guarantor hereby appoints Manager as its attorney-in-fact and agent in its name, place and stead to accept service of legal process in any such action or proceeding, and consents that service of legal process in any such action or proceeding may be made upon it by service upon Manager at c/o Smith & Wollensky Restaurant Group, LLC, 1114 First Avenue, New York, N.Y. 10021,
Attention: James Dunn, provided in the event Manager is no longer in occupancy at said address service may be made upon it by service upon Maloney & Porcelli, 225 Broadway, New York, N.Y., Attention: Joseph Porcelli, Esq.

            8. Guarantor represents and warrants to Owner that as of the date hereof:

                  (a) Guarantor has full power, authority and legal right to execute, deliver, perform and observe the provisions of this Guarantee, including, without limitation, the payment of all moneys hereunder.

                  (b) The execution, delivery and performance by Guarantor of this Guarantee has been duly authorized by all necessary corporate action.

                  (c) This Guarantee constitutes the legal, valid and binding obligation of Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, and other laws affecting creditors' rights generally, to moratorium laws from time to time in effect and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

            9. If Guarantor shall merge or consolidate with any corporation or sell all or substantially all of its assets either (i) Guarantor shall be the surviving corporation or (ii) contemporaneously with such merger or consolidation or sale, the surviving or purchasing corporation shall execute and deliver to Owner a guarantee of the Agreement, substantially in the form and substance of this Guarantee, together with reasonably satisfactory evidence of the due authorization, execution, delivery, validity, binding effect and enforceability thereof but whether or not such execution and delivery shall take place the surviving or purchasing entity shall be bound by the provisions set forth above as if it had so executed and delivered such guarantee.

            10. If Owner shall be obligated by reason of any bankruptcy, insolvency or other legal proceeding to pay or repay to Manager or to Guarantor or to any trustee, receiver or other representative of either of them, any amounts previously paid by Manager or Guarantor pursuant to the Agreement or this Guarantee, Guarantor shall reimburse Owner for any such payment or repayment and this Guarantee shall extend to the extent of such payment or repayment made by the Owner, except to the extent, if any, that such payment or repayment is prohibited by law or that such payment or repayment constitutes merely a reimbursement of any overpayment. Owner shall not be required to litigate or otherwise dispute its obligation or make such payment or repayment if in good faith and on written advice of counsel it believes that such obligation exists.

            11. Guarantor shall, at any time and from time to time, within ten
(10) days following the request by Owner, execute, acknowledge and deliver to Owner a statement certifying that this Guarantee is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating such modifications) and that to the best of the Guarantor's knowledge, Guarantor is not in default hereunder (or if there is such a default, describing such default in reasonable detail).

            12. All remedies afforded to Owner by reason of this Guarantee or the Agreement, or otherwise available at law or in equity, are separate and cumulative remedies and it is agreed that no one remedy, whether or not exercised by Owner, shall be deemed to be in exclusion of any other remedy available to Owner and shall not limit or prejudice any other legal or equitable remedy which Owner may have.

            13. Guarantor waives trial by jury of any and all issues arising in any action, suit or proceeding to which Owner and Guarantor may be parties upon, under or connected with this Guarantee or any of its provisions, directly or indirectly.

            14. If any term, covenant, condition or provision of this Guarantee or the application thereof to any circumstance or to Guarantor shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Guarantee or the application thereof to any circumstances or to Guarantor other than those as to which any term, covenant, condition or provision is held invalid or unenforceable, shall not be affected thereby and each remaining term, covenant, condition and provision of this Guarantee shall be valid and shall be enforceable to the fullest extent permitted by law.

            15. Any notice hereunder shall be in writing and personally delivered, sent by certified or registered mail, return receipt requested or sent by overnight courier, including without limitation Federal Express or any other reputable overnight courier, postage prepaid to Owner or Guarantor at their respective addresses hereinabove set forth with a copy of all notices to Guarantor delivered to Smith & Wollensky Restaurant Group, LLC, 1114 First Avenue, New York, N.Y., Attention: James Dunn, and a copy of all notices to Owner delivered to Plaza Operating Partners, Ltd., c/o CDL Plaza Operating Corp., 145 West 44th Street, 6th Floor, New York, N.Y. 10036, Attention: John Kroslowitz, or such other addresses designated by Owner or Guarantor by 10 days prior notice. Any notice shall be deemed given as of the date of delivery as indicated by affidavit in case of personal delivery, by the return receipt in the case of mailing or as set forth in the records of the overnight courier; and in the event of failure to deliver by reason of changed address of which no notice is given or refusal to accept delivery, as of the date of such failure as indicated by affidavit, return receipt or as set forth in the records of the overnight courier as aforesaid.

            IN WITNESS WHEREOF, the Guarantor has executed this Agreement as of the day and year first above written.

                                        SMITH & WOLLENSKY RESTAURANT
                                         GROUP, INC.


                                        By: /s/ James Dunn
                                            -----------------------------
                                            Name: James Dunn
                                            Title: President